                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY
================================================================================















                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                            PEREGRINE SYSTEMS, INC.,

                             PEREGRINE REMEDY, INC.

                                       AND

                               BMC SOFTWARE, INC.











                         DATED AS OF SEPTEMBER 20, 2002




================================================================================

                                TABLE OF CONTENTS

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                                                                                                               PAGE
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                                                     ARTICLE I
                                                    DEFINITIONS

1.1      Certain Defined Terms....................................................................................2

                                                     ARTICLE II
                                                  THE ACQUISITION

2.1      Purchase and Sale; Assumption of Liabilities............................................................17
2.2      Purchase Price..........................................................................................17
2.3      Closing.................................................................................................18
2.4      Purchase Price Adjustment...............................................................................19
2.5      Alternative Transaction Provisions......................................................................21
2.6      Purchase Price Allocation...............................................................................22

                                                    ARTICLE III
                                      REPRESENTATIONS AND WARRANTIES REGARDING
                                                    THE COMPANY

3.1      Incorporation and Authority.............................................................................23
3.2      Capital Stock...........................................................................................23
3.3      Subsidiaries............................................................................................24
3.4      No Conflict.............................................................................................25
3.5      Consents and Approvals..................................................................................25
3.6      Absence of Litigation...................................................................................25
3.7      Compliance with Laws....................................................................................25
3.8      Licenses and Permits....................................................................................25
3.9      Intellectual Property Rights............................................................................26
3.10     Real Property...........................................................................................28
3.11     Employee Benefit Matters................................................................................29
3.12     Taxes...................................................................................................31
3.13     Certain Contracts.......................................................................................31
3.14     Financial Statements....................................................................................32
3.15     Customers and Suppliers.................................................................................32
3.16     Insurance...............................................................................................32
3.17     Title to Certain Assets.................................................................................33
3.18     Sufficiency of Certain Assets...........................................................................33
3.19     Brokers.................................................................................................33
3.20     No Material Adverse Effect; Conduct of Business.........................................................33
3.21     Certain Business Practices..............................................................................33
3.22     Labor Matters...........................................................................................34

                                                     ARTICLE IV
                        ADDITIONAL REPRESENTATIONS AND WARRANTIES REGARDING THE STOCKHOLDER

4.1      Incorporation and Authority.............................................................................35
4.2      No Conflict.............................................................................................35

                                TABLE OF CONTENTS
                                   (Continued)

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4.3      Consents and Approvals..................................................................................36

                                                     ARTICLE V
                                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1      Incorporation and Authority of the Purchaser............................................................36
5.2      No Conflict.............................................................................................37
5.3      Consents and Approvals..................................................................................37
5.4      Absence of Litigation...................................................................................37
5.5      Financing...............................................................................................37
5.6      Brokers.................................................................................................37

                                                     ARTICLE VI
                                               ADDITIONAL AGREEMENTS

6.1      Conduct of Company; Operations Prior to the Closing.....................................................38
6.2      Access to Information...................................................................................41
6.3      Confidentiality.........................................................................................42
6.4      Bankruptcy Actions......................................................................................43
6.5      Regulatory and Other Authorizations; Consents; Notices..................................................44
6.6      Investigation...........................................................................................46
6.7      Further Action..........................................................................................46
6.8      Further Instruments.....................................................................................46
6.9      Employee and Benefit Matters............................................................................46
6.10     Financial Statements....................................................................................48
6.11     Maintenance and Enforcement of Insurance Policies.......................................................49
6.12     Name Change.............................................................................................49
6.13     Bankruptcy Release......................................................................................49
6.14     Stock Purchases.........................................................................................50
6.15     Assistance in Retained Contracts........................................................................50

                                                    ARTICLE VII
                                               CONDITIONS TO CLOSING

7.1      Conditions to Obligations of the Stockholder and the Company............................................50
7.2      Conditions to Obligations of the Purchaser..............................................................51

                                                    ARTICLE VIII
                                             SURVIVAL; INDEMNIFICATION

8.1      Survival of Representations and Warranties..............................................................52
8.2      Indemnification by the Stockholder and the Company......................................................52
8.3      Indemnification by the Purchaser........................................................................53
8.4      Defense of Third Party Claims...........................................................................53
8.5      Other Claims, Payment...................................................................................54
8.6      Satisfaction of Claims from the Escrow Fund; Limit on Claims............................................54
8.7      Deductible..............................................................................................55



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
                                TABLE OF CONTENTS
                                   (Continued)

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                                                     ARTICLE IX
                                                    TAX MATTERS

9.1      Taxes...................................................................................................55
9.2      Tax Certificate.........................................................................................55

                                                     ARTICLE X
                                               TERMINATION AND WAIVER

10.1     Termination.............................................................................................56
10.2     Effects of Termination..................................................................................57
10.3     Waiver..................................................................................................58

                                                     ARTICLE XI
                                                 GENERAL PROVISIONS

11.1     Expenses................................................................................................59
11.2     Notices.................................................................................................59
11.3     Public Announcements....................................................................................60
11.4     Headings................................................................................................60
11.5     Severability............................................................................................60
11.6     Entire Agreement........................................................................................60
11.7     Assignment..............................................................................................60
11.8     No Third-Party Beneficiaries............................................................................60
11.9     Amendment...............................................................................................60
11.10    Governing Law...........................................................................................60
11.11    Waiver of Jury Trial....................................................................................61
11.12    Rules of Construction...................................................................................61
11.13    Counterparts............................................................................................61
11.14    Specific Performance....................................................................................62
11.15    Failure or Indulgence Not Waiver; Remedies Cumulative...................................................62


--------------

Exhibit A - Bid Procedures Order
Exhibit B - Sale Order
Exhibit C - Form of Proprietary Rights Agreement
Exhibit D - Form of Transition Services Agreement
Exhibit E - Form of Escrow Agreement
Exhibit F - Agreed Upon Procedures

                              ACQUISITION AGREEMENT

         This ACQUISITION AGREEMENT is made and entered into effective as of September 20, 2002, by and among Peregrine Remedy, Inc., a Delaware corporation (the "Company"), Peregrine Systems, Inc., a Delaware corporation and the sole Stockholder of the Company (the "Stockholder"), and BMC Software, Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS

         WHEREAS, the Stockholder and the Company each intend to file a voluntary petition (the "Petition") for relief on September 22, 2002 (the "Petition Date") commencing a case under Chapter 11 of Title 11 of the Bankruptcy Code (as defined herein) in the United States District Court for the District of Delaware;

         WHEREAS, the Company and its Subsidiaries are engaged in the business of developing, marketing and supporting enterprise software solutions focused on automating frequently changing, employee-intensive, everyday business processes, including IT Service Management and Customer Relationship Management (the "Business");

         WHEREAS, the Stockholder and the Company wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Stockholder and the Company the Business (the "Acquisition"), upon the terms and subject to the conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

         WHEREAS, the Stockholder and the Company have marketed the Business and determined, in consultation with its financial advisors and following reasonable due diligence, that (a) the terms and conditions of this Agreement represent the highest and best offer available for the Business; and (b) the Purchase Price and other performance contemplated under this Agreement constitute reasonably equivalent value for the Business;

         WHEREAS, the Stockholder and the Company believe, following consultation with their financial advisors and reasonable diligence, that, in light of the current circumstances, an immediate sale of the Business is necessary to maximize value and is in the best interests of the Stockholder and the Company, their respective stockholders and creditors;

         WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Stockholder's and the Company's willingness to enter into this Agreement, the Purchaser pursuant to and subject to the terms and conditions of the Financing Agreement (as defined herein) is providing the Stockholder with a debtor-in-possession credit facility in connection with the Bankruptcy Case (as defined herein) providing for up to One Hundred Ten Million Dollars ($110,000,000) in loans and other extensions of credit; and

         WHEREAS, the Purchaser, the Stockholder and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

         "Acquisition" has the meaning set forth in the recitals to this Agreement.

         "Acquisition Documents" means this Agreement, the Transition Services Agreement, the Proprietary Rights Agreement, the Escrow Agreement and the Financing Agreement and all documents executed in connection herewith and therewith or related hereto and thereto, including the certificates and other documents delivered at Closing.

         "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by the Purchaser or its Affiliates) relating to any Acquisition Transaction.

         "Acquisition Transaction" shall mean (i) any merger, consolidation, sale of all or substantially all of the assets of the Company or similar transactions involving the Company; or (ii) a sale by the Stockholder of all of the shares of the Company's capital stock.

         "Action" means any action, claim, suit, charges, investigations, litigation, arbitration, mediation or other proceeding by or before any Governmental Authority.

         "Affiliate" means with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition, "control," when used with respect to any specified Person, shall mean the possession of the power to, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise, direct or cause the direction of the management and policies of such Person. The terms "controlling" and "controlled" shall have correlative meanings.

         "Agreement" means this Acquisition Agreement, dated as of September 20, 2002, by and among the Stockholder, the Company and the Purchaser (including the Company Disclosure Schedule and the Stockholder Disclosure Schedule) and all exhibits and amendments hereto made in accordance with Section 11.9.

         "Assumed Contracts" means the Stockholder Contracts and the contracts and agreements described in clause (vii) of the definition of Purchased Assets in each case excluding any Retained Contracts.

         "Assumed Liabilities" means:

                  (i) the obligations of the Sellers under the Assumed Contracts and the Company Plans, in each case existing as of the Closing Date;

                  (ii) the accounts payable of the Company set forth on the June 30 Balance Sheet or incurred since the date thereof through the Closing Date in the ordinary course of business consistent with past practice, except to the extent they are Excluded Liabilities;

                  (iii) the accrued expenses of the Company set forth on the June 30 Balance Sheet or incurred since the date thereof through the Closing Date in the ordinary course of business consistent with past practice, except to the extent they are Excluded Liabilities;

                  (iv) any obligations under Retained Contracts that are Lease Agreements and under other Retained Contracts to the extent the Stockholder or its Subsidiary that is a party thereto provides to the Purchaser the economic claims, rights and benefits under such Retained Contract in accordance with Section 6.15; and

                  (v) any and all other liabilities, commitments or obligations of the Company or any of its Subsidiaries existing as of the Closing Date, whether known or unknown, absolute, accrued, contingent or otherwise, except for the Excluded Liabilities.

         "Bankruptcy Case" means collectively the cases to be commenced by the Stockholder and the Company under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

         "Bankruptcy Code" means Title 11 of the United States Code, as amended.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Stockholder, the Company and their assets.

         "Benefit Plan" means: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (iv) each bonus, deferred compensation, incentive compensation or severance plan, and (v) each personnel, vacation, holiday, severance and sick or other leave policy.

         "Bidding Procedures" means the procedures set forth in the Bid Procedures Order pursuant to which Acquisition Proposals may be solicited, made and accepted, which Bidding Procedures must be reasonably acceptable in form and substance to the Purchaser and the Stockholder.

         "Bid Procedures Motion" means the motion filed with the Bankruptcy Court by or on behalf of the Stockholder and the Company requesting that the Bankruptcy Court enter the Bid Procedures Order, which Bid Procedures Motion must be reasonably acceptable in form and substance to the Purchaser.

         "Bid Procedures Order" shall mean an order of the Bankruptcy Court in the form attached hereto as Exhibit A, with such changes as are reasonably acceptable to the Purchaser and the Stockholder.

         "Break-Up Fee" means an amount equal to Ten Million Dollars ($10,000,000).

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California or Delaware.

         "Cash Purchase Price" has the meaning set forth in Section 2.2.

         "Claims" has the meaning set forth in Section 8.2.

         "Closing" has the meaning set forth in Section 2.3(a).

         "Closing Date" has the meaning set forth in Section 2.3(a).

         "Closing Date Net Asset Amount" has the meaning set forth in Section 2.4(a).

         "Closing Statement" has the meaning set forth in Section 2.4(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Disclosure Schedule" means the Company Disclosure Schedule as set forth in Article III, dated as of the date hereof and delivered to the Purchaser by the Company.

         "Company Employee" means any current or former or retired employee, consultant, officer or director of the Company or any Subsidiary of the Company.

         "Company IP" has the meaning set forth in Section 3.9(a).

         "Company Plan" means each Benefit Plan that is sponsored, maintained or contributed to as of the date of this Agreement solely by the Company or any of its Subsidiaries for the benefit of their current or former directors, officers or employees.

         "Company Products" has the meaning set forth in Section 3.9(c).

         "Competing Proposal" means a proposal regarding (i) any merger, amalgamation, arrangement, share exchange, recapitalization, consolidation or other business combination directly or indirectly involving the Company or any of its Subsidiaries, (ii) any acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act) of any business that constitutes 15% or more of the Company's consolidated net revenues, net income or stockholders' equity, or assets representing 15% or more of the fair value of the Company's assets on a consolidated basis (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in each case in a single transaction or a series of related transactions, or (iii) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the voting capital stock of the Company by any Person or "group" (as defined under Section 13(d) of the Exchange Act).

         "Confidentiality Agreement" has the meaning set forth in Section
6.3(a).

         "Consideration" has the meaning set forth in Section 2.2.

         "Continuing Employee" has the meaning set forth in Section 6.9(a).

         "CPA Firm" has the meaning set forth in Section 2.4(c).

         "Damages" has the meaning set forth in Section 8.2.

         "Encumbrance" means any lien, pledge, option, charge, claim, mortgage, encumbrance or other similar restriction.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" has the meaning set forth in Section 2.3(c).

         "Escrow Agreement" has the meaning set forth in Section 2.3(c).

         "Escrow Amount" has the meaning set forth in Section 2.3(c).

         "Escrow Fund" has the meaning set forth in Section 2.3(c). "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" means the following:

                  (i) all of (x) the capital stock of or other equity interests in any Subsidiary of the Company and (y) the corporate charter, qualification to do business and taxpayer identification number, except in each case to the extent the Purchaser makes, pursuant to Section 6.14, an election to purchase all of the capital stock of or other equity interests in a Subsidiary of the Company, in which case the capital stock of or other equity interests in such Subsidiary of the Company and the corporate charter, qualification to do business and taxpayer identification number shall not be an Excluded Asset;

                  (ii) any claims, rights or causes of action arising under Sections 544, 545, 547 and 548 of the Bankruptcy Code;

                  (iii) any rights under this Agreement;

                  (iv) any receivables or other amounts owed to the Company or any of its Subsidiaries as of the Closing Date by the Stockholder or any of its Subsidiaries including the Company or any of its Subsidiaries;

                  (v) any deferred Tax assets or rights to Tax refunds (except for refunds of transfer Taxes paid by the Purchaser) of the Company or its Subsidiaries;

                  (vi) the Excluded Contracts;

                  (vii) accounts receivable of the Company and its Subsidiaries that were sold or factored prior the date hereof to one or more financial institutions; and

                  (viii) the Retained Contracts.

         "Excluded Contracts" means:

                           (i) any contracts or agreements between the
                  Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) and the Company or any of its Subsidiaries, other than the Proprietary Rights Agreement;

                           (ii) the Forbearance Agreement dated as of August 26,
                  2002, by and among the Stockholder, its Subsidiaries named therein and Fleet National Bank and financial institutions named therein as "Purchasers;"

                           (iii) the Loan and Security Agreement by and among
                  the Stockholder and certain of its Subsidiaries (including the Company) as "Borrowers," the financial institutions named therein as "Lenders" and Foothill Capital Corporation, as "Arranger and Administrative Agent" dated as of June 12, 2002 (as amended from time to time); and

                           (iv) the Facility Funding Agreement dated September
                  20, 2002 between the Stockholder and Peregrine Systems Operations Limited.

         "Excluded Liabilities" means the following:

                           (i) all obligations or liabilities for any
                  administrative expenses or fees or expenses of professional persons (including any attorney, consultant, financial advisor, broker or investment banker) employed or retained by the Stockholder or any of its Subsidiaries in connection with, resulting from or attributable to any of the transactions contemplated by the Acquisition Documents including the Bankruptcy Case;

                           (ii) all Stockholder Plans and obligations,
                  liabilities and guarantees related thereto except to the extent of any obligations or liabilities described in clauses
                  (ii) or (iii) of the definition of Assumed Liabilities that relate to accrued vacation;

                           (iii) any and all Claims or Damages that have been or
                  could be asserted against, imposed upon or incurred, directly or indirectly, by reason of, arising out of or resulting from the purchase, sale or ownership of capital stock or other securities of the Stockholder, the Company or any of their Subsidiaries by any present or former securityholder of the Stockholder, the Company or any of their Subsidiaries or any violation of any state, federal or foreign securities Laws by the Stockholder, the Company, any of their Subsidiaries or any of their respective officers, directors, employees or Affiliates;

                           (iv) any liability or obligation of the Stockholder
                  or any of its Subsidiaries for any Taxes of any kind, accrued for, applicable to or arising from any period (or portion thereof) other than state and local transfer, sales, use, stamp, registration or other similar Taxes that in each case result from the transfer of the Purchased Assets pursuant to the Acquisition Documents;

                           (v) any payables or other amounts owed by the Company
                  or any of its Subsidiaries to the Stockholder or any of its Subsidiaries including the Company or any of its Subsidiaries outstanding as of the Closing Date;

                           (vi) any and all Claims or Damages asserted against,
                  imposed upon or incurred, directly or indirectly, by reason of, arising out of or resulting from any of the facts or circumstances asserted in Motive Communications, Inc.'s Original Petition, Application for Temporary Restraining Order, and Application for Temporary Injunction filed on September 10, 2002 in the 261st District Court, Travis County, Texas or otherwise arising from the relationship between Motive Communications, Inc. and the Stockholder or any of its Subsidiaries;

                           (vii) the obligations of the Sellers under the
                  Excluded Contracts;

                           (viii) any and all liabilities owed by the Company or
                  any of its Subsidiaries under or pursuant to Colt Express Outsourcing or Blue Cross of California; and

                           (ix) any and all liabilities incurred by the Company
                  or any of its Subsidiaries on or after the Closing Date other than the Assumed Liabilities.

         "Final Net Assets Amount" has the meaning set forth in Section 2.4(e).

         "Final Order" means an order entered by the Bankruptcy Court that has not been reversed, stayed (whether such stay arises by operation of law, rule or pleading filed by any Person), enjoined, set aside, annulled, or suspended.

         "Financial Statements" shall have the meaning set forth in Section
3.14.

         "Financing Agreement" means the Debtor-in-Possession Credit Agreement dated as of the date hereof by and among the Purchaser, the Stockholder, the Company and the guarantors named therein.

         "Financing Motion" means the motion filed with the Bankruptcy Court by or on behalf of the Stockholder and the Company requesting that the Bankruptcy Court enter the Financing Order, which Financing Motion must be reasonably acceptable in form and substance to the Purchaser.

         "Financing Order" shall mean the interim order and the final order of the Bankruptcy Court approving the Financing Agreement which must be reasonably acceptable in form and substance to the Purchaser and the Stockholder.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "Global" means Peregrine Systems Global Ltd., a corporation existing under the Laws of Ireland and a wholly-owned Subsidiary of the Stockholder.

         "Governmental Authority" means any federal, state, provincial, local or foreign court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Indemnified Party" has the meaning set forth in Section 8.4(a).

         "Indemnifying Party" has the meaning set forth in Section 8.4(a).

         "Intellectual Property Rights" means all United States and foreign (i) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (ii) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (iii) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (iv) trade secrets, proprietary information, formulas, inventions, know-how, procedures, customer lists, supplier lists, manufacturer lists, manufacturing and production processes and techniques, manuals, formulas, hardware, software, firmware, databases; and (v) moral rights relating to any of the foregoing.

         "IP Contracts" has the meaning set forth in Section 3.9(a).

         "IRS" means the Internal Revenue Service.

         "knowledge of the Company," "the Company's knowledge," "awareness of the Company" and similar phrases mean the actual knowledge after due inquiry of:
Andy Cahill, Stockholder's Executive Vice President Global Field Operations; Nicole Eagan, Stockholder's Vice President Global Marketing; Gary Greenfield, Stockholder's Chief Executive Officer; Ken Sexton, Stockholder's Chief Financial Officer; and Deborah Traub, Stockholder's Vice President Research and Development; Ken Boyd, the Company's Vice President and Chief Information Officer; Mike Little, the Company's Vice President Support; Doug Mueller, the Company's Chief Technology Officer; Harold Goldberg, the Company's Vice President and General Manager - Sales and Marketing; Jim Peterson, the Company's Vice President Research & Development; Dick Cahill, the Company's Vice President Sales; Donna Scurio, the Stockholder's Area Vice President; and Andrew Potts, the Company's Vice President Human Resources.

         "Laws" means all laws, statutes, orders, rules, regulations and ordinances of any country or political subdivision thereof including reported decisions of any court thereof having the effect of law in each such jurisdiction.

         "Lease Agreements" has the meaning set forth in Section 3.10.

         "Licensed IP" has the meaning set forth in Section 3.9(a).

         "Material Adverse Effect" means any changes, effects, events, circumstances or occurrences that are, or would be reasonably expected to be, material and adverse to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company and its Subsidiaries, taken as a whole, or would be reasonably expected to prevent or materially delay or impair the Company's or the Stockholder's ability to perform its obligations under the Acquisition Documents; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change resulting from compliance with the terms and conditions of the Acquisition Documents; (ii) any change in the listing status, stock price or trading volume of shares of the Stockholder, or any failure by the Company to meet internal projections or forecasts or published revenue or earnings projections (but not any change or effect underlying such change or failure to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iii) any change or effect that results or arises from changes affecting the industry in which the Company operates generally or the United States economy generally (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company); or (iv) any loss of employees or any cancellation, loss, lack of renewal or deferral of any contract, including any product or service orders by customers, as a result of the announcement or pendency of the transactions contemplated by this Agreement including the Bankruptcy Case.

         "Material Contracts" shall mean the following, whether written or oral:

                  (i) each contract, lease, indenture or agreement to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a registration statement on form S-1 pursuant to Paragraph
         (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination;

                  (ii) any collective bargaining agreement or other agreement to which the Company or any of its Subsidiaries is a party with any labor union, other than any collective bargaining agreement solely involving foreign employees that is not material to the Company and its Subsidiaries, taken as a whole;

                  (iii) any agreement, contract or commitment: (A) limiting the right of the Company or its Subsidiaries (x) to engage in any material line of business presently conducted or any line of business reasonably related thereto, (y) to make use of any of the Company's Intellectual Property Rights or (z) to compete with any Person in any material line of business of the Company and its Subsidiaries as presently conducted or any line of business reasonably related thereto, (B) granting any exclusive distribution rights with respect to the Company Products, or
         (C) otherwise having an adverse effect on the right of the Company or its Subsidiaries to sell, distribute or manufacture any material products or services;

                  (iv) any partnership, joint venture or profit sharing agreement to which the Company or any of its Subsidiaries is a party or relating to Company Products with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year of $250,000 or more;

                  (v) any (A) employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any Company Employee (1) having more than one year to run from the date hereof, (2) providing for an obligation to pay or accrue compensation (excluding commissions) of $100,000 or more per annum or (3) providing for payment or accrual of any additional compensation upon any termination of such employment or consulting relationship or (B) loans from the Company or any Subsidiary of the Company to Company Employees and life insurance arrangements maintained or contributed to by the Company or any Subsidiary of the Company;

                  (vi) any development agreement or license agreement relating to Company Products, which agreement generated revenue during its most recently completed fiscal year or is expected to generate revenues during the current fiscal year of $250,000 or more;

                  (vii) any distributor or reseller agreements relating to Company Products, which agreement generated revenue during its most recently completed fiscal year or is expected to generate revenue during the current fiscal year of $250,000 or more;

                  (viii) any contract or agreement in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets;

                  (ix) any dealer, distributor, joint marketing or development contract or agreement providing for the payment of $250,000 or more under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less;

                  (x) any material contract or agreement pursuant to which the Company or any of its Subsidiaries has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

                  (xi) any contract of indemnification, guaranty or warranty to which the Company or any of its Subsidiaries is a party or relating to Company Products other than any entered into in connection with the sale, license or purchase of Company Products in the ordinary course of business;

                  (xii) any contract or agreement to license any other Person the right to manufacture or reproduce (other than copies of licensed software) any of the Company's material Intellectual Property Rights or Company Products, service or technology, or any contract or agreement granting rights to any other Person to sell or publicly distribute any of the Company's material Intellectual Property Rights or Company Products, service or technology except agreements with resellers, partners, distributors or sales representatives in the ordinary course of business cancelable without penalty upon notice of 90 days or less and substantially in the form furnished or made available to Purchaser;

                  (xiii) any contract or agreement to provide Source Code to any other Person for any product or technology that is material to the Company and its Subsidiaries, taken as a whole;

                  (xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit to which the Company or any of its Subsidiaries is a party;

                  (xv) any settlement agreement under which the Company or any of its Subsidiaries has any ongoing material obligations;

                  (xvi) any contract or agreement to which the Company or any of its Subsidiaries is a party relating to any outstanding commitment for capital expenditures in excess of $250,000;

                  (xvii) any contract or agreement to which the Company or any of its Subsidiaries is a party containing provisions applicable upon a change of control, or sale of substantially all of the assets, of the Company or any of its Subsidiaries;

                  (xviii) any contract or agreement to which the Company or any of its Subsidiaries is a party with any former or present directors or officers that provide rights to indemnification;

                  (xix) any contract or agreement that was entered into in connection with any acquisition of assets or capital stock or other equity interest by the Company or any of its Subsidiaries providing for "earn-outs," "savings guarantees," "performance guarantees" or other contingent payments by the Company or any of its Subsidiaries involving potential payments of more than $100,000 per year or $250,000 over the term of the obligation;

                  (xx) any contract or agreement between the Company or any of its Subsidiaries and the Stockholder or any of its Subsidiaries (excluding the Company and any of its Subsidiaries);

                  (xxi) any contract or agreement that generated revenue during the most recently completed fiscal year or is expected to generate revenue during the current fiscal year of $250,000 or more to which the Stockholder or any of its Subsidiaries (excluding the Company and any of its Subsidiaries) is a party relating to the license or sale of the Intellectual Property Rights of the Company or any of its Subsidiaries; and

                  (xxii) any contract or agreement pursuant to which the Company or any of its Subsidiaries has agreed to assume, guarantee the payment of, indemnify a Person for, or otherwise be responsible for, any indebtedness, liabilities or obligations (whether accrued, contingent or otherwise) of the Stockholder and any of its Subsidiaries (excluding the Company or any of its Subsidiaries), other than endorsements and similar obligations given in the ordinary course.

         "Objection" has the meaning set forth in Section 2.4(b).

         "Permits" means all franchises, permits, licenses, qualifications, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority.

         "Permitted Encumbrance" has the meaning set forth in Section 3.10.

         "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, association, business trust or natural person.

         "Personal/Mixed Property" means personal or mixed property, whether tangible or intangible, but excluding any Intellectual Property Rights.

         "Petition Date" has the meaning set forth in the recitals to this Agreement.

         "Promissory Note" means that certain Promissory Note, of even date herewith in the principal amount of $3,500,000 made by the Stockholder in favor of the Purchaser, as Lender.

         "Proprietary Rights Agreement" means the agreement between the Stockholder and the Company in substantially the form attached hereto as Exhibit C.

         "Purchased Assets" means (A) all of the Stockholder's and its Subsidiaries' rights, title, and interests in and to (1) the Stockholder Contracts (but only to the extent related to any Company Products or Software Products) and (2) all Personal/Mixed Property of every kind and description of any Subsidiary of the Stockholder that is organized in a foreign jurisdiction (other than any of the Company's Subsidiaries) and that is primarily related to the Business and existing as of the Closing Date and (B) all of the Company's and its Subsidiaries' rights, title and interests in and to all of the assets, properties, rights and claims of the Company and its Subsidiaries wherever located, whether tangible or intangible, as the same shall exist on the Closing Date (except to the extent they constitute Excluded Assets), including but not limited to all of the Company's and its Subsidiaries' rights, title and interest in and to:

                  (i) all Personal/Mixed Property of every kind and description of the Company or its Subsidiaries, including all equipment, all computer equipment, hardware and software whether owned or licensed, machinery, tools, vehicles, furnishings, furniture, spare and replacement parts, fixtures and office supplies;

                  (ii) all cash and cash equivalents of the Company and its Subsidiaries;

                  (iii) all accounts receivable of the Company and its Subsidiaries and related deposits, security or collateral therefor, including recoverable customer deposits;

                  (iv) all Intellectual Property Rights of the Company and its Subsidiaries, the right to sue for, and collect damages for and obtain remedies against, past, present, and future infringements thereof, and the rights of priority and protection of interests therein under applicable Laws, all right, title and interest in and to the Company Products and the Software Products, and all versions and releases thereof and all derivative works therefrom, as well as all documentation relating thereto, and all documents, diskettes, CD ROMs, and all other media and items which contain any portion of any of the Source Code of the Company Products or Software Products, as well as any and all assets and rights granted by the Proprietary Rights Agreement;

                  (v) all rights under all warranties, representations and guarantees related to the Business made by suppliers, manufacturers and contractors;

                  (vi) all Permits held by Company or any of its Subsidiaries (or to the extent such Permits are not freely transferable by the holder thereof, all rights, title and interest of the Company or its Subsidiaries in such Permits to the full extent such right, title or interest may be transferred);

                  (vii) all (A) Material Contracts, (B) Lease Agreements and (C) other contracts, agreements, purchase orders or similar rights or commitments (including the Proprietary Rights Agreement) to which the Company or one of its Subsidiaries is a party and which were not entered into or amended after the date hereof in violation of Section 6.1, in each case with respect to clauses (A), (B), and (C) except for Excluded Contracts, Retained Contracts and Stockholder Plans;

                  (viii) all books, records, files or papers (whether in hardcopy or computer format) of the Company and its Subsidiaries, including data processing records, employment and personnel records, engineering information, technical information, customer lists, files and records, advertising and marketing data and records, designs, drawings, credit records, records relating to suppliers, and other date that the Stockholder or any of its Subsidiaries are not required by Law to retain and duplicates of any such materials that the Stockholder or any of its Subsidiaries are required by Law to retain;

                  (ix) all rights, privileges, claims, demands, refunds, indemnification agreements in favor of the Company or any of its Subsidiaries with, and indemnification and similar rights against, third parties;

                  (x) all credits, prepaid expenses, bonds, deposits, refunds, advance payments and financial assurance requirements relating to the Company and its Subsidiaries, other than rights to Tax refunds for Taxes other than state and local transfer, sales, use, stamp, registration or similar Taxes that in each case results from the transfer of the Purchased Assets pursuant to the Acquisition Documents;

                  (xi) all insurance proceeds or claims under Applicable Insurance arising out of any Claims or Damages to any Purchased Assets or the Business except for any Claim or Damage to the Business that is an Excluded Liability or related to an Excluded Asset; and

                  (xii) to the extent the Purchaser makes an election, pursuant to Section 6.14, to purchase all of the capital stock of or other equity interests in a Subsidiary of the Company, all of the issued and outstanding capital stock of or other equity interests in such Subsidiary.

         "Purchaser" has the meaning set forth in the preamble to this Agreement.

         "Purchaser Savings Plan" has the meaning set forth in Section 6.9(b).

         "Purchaser's Representative" has the meaning set forth in Section
6.2(a).

         "Purchaser's Review Period" has the meaning set forth in Section
2.4(c).

         "Qualified Bid" means an Acquisition Proposal:

                  (i) that is an all cash bid that, other than with respect to purchase price, has substantially the same terms and conditions as this Agreement;

                  (ii) the cash amount of which (with respect to the initial round of bidding) is equal to or greater than the Upset Price and (with respect to each subsequent round of bidding) is at least One Million Dollars ($1,000,000) in excess of the aggregate consideration contained in the highest standing Acquisition Proposal;

                  (iii) that is accompanied by reasonably satisfactory evidence of committed financing or other ability to perform the transaction and provides a good faith cash deposit in the amount equal to Ten Million Dollars ($10,000,000), which is refundable if the bid is not approved by the Bankruptcy Court as the highest bid;

                  (iv) that does not violate in any material respect applicable competition or antitrust laws (other than requiring the filing of a Pre-Merger Notification or similar form under the HSR Act);

                  (v) that provides for immediate full payment of all obligations outstanding under the Financing Agreement not later than the earlier of (A) December 31, 2002, (B) consummation of the transaction contemplated by such other Qualified Bid and (C) fifteen
         (15) days after the Bankruptcy Court enters its order approving such Qualified Bid; and

                  (vi) that meets all other requirements of the Bidding Procedures.

         "Qualified Bidder" means (x) the Purchaser and (y) any other Person that:

                  (i) has delivered to the Stockholder an executed confidentiality agreement in form and substance substantially the same as the Confidentiality Agreement (except that such agreement shall permit disclosure of the Qualified Bidder's interest and proposal (but not identity) to the Purchaser);

                  (ii) has delivered to the Stockholder a Qualified Bid; and

                  (iii) that meets all other requirements of the Bidding Procedures.

         "Retained Contracts" means (i) any Material Contract, Lease Agreement or other contract, agreement, purchase order or similar right or commitment to which the Company or any of its Subsidiaries is a party and which was not entered into or amended after the date hereof in violation of Section 6.1, (ii) any contract or agreement, existing as of the Closing Date, between the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) and any Third Party related to the sale, license, distribution, maintenance services or escrow of any Company Products or Software Products, or
(iii) any Lease Agreement to which the Stockholder or one of its Subsidiaries (other than the Company or one of its Subsidiaries) is a party, in each case, to the extent that (a) the counter-party's consent is required for a valid assignment thereof, (b) the requirement for such consent is not obviated by obtaining Bankruptcy Court authorization to assume and assign such agreement pursuant to Section 365 of the Bankruptcy Code and (c) such counter-party's consent is not obtained prior to the Closing.

         "Sale Hearing" means the hearing (or hearings) of the Bankruptcy Court to approve the transactions contemplated by this Agreement.

         "Sale Motion" means the motion to be filed with the Bankruptcy Court contemporaneously with the Bidding Procedures Motion by or on behalf of the Stockholder requesting that the Bankruptcy Court enter the Sale Order, which shall be in form and substance reasonably satisfactory to the Purchaser.

         "Sale Order" means an order of the Bankruptcy Court, in the form attached hereto as Exhibit B with such changes as are reasonably acceptable to the Purchaser and the Stockholder.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" means the Stockholder, the Company and any other Subsidiary of the Stockholder or the Company that transfers, assigns or conveys any of the Purchased Assets or the Assumed Liabilities to the Purchaser or its designee pursuant to this Agreement.

         "Software Products" has the meaning set forth in Section 3.9(d).

         "Source Code" means computer software in human readable form, as well as such explanatory materials and technical documentation (including any associated production tools, command files and regression tests with respect to the content and structure of the software), documentation having a functional and/or internal description of the software, programmer's notes and explanatory material reasonably necessary to understand the specified functions of the software, and materials and data regarding the source code build environment, consisting of control files, make files, environment variables, symbols and anything else required to compile the source code into object code that is executable by the CPUs with which the software is intended to be used.

         "Specified Rate" means the 90-day London Interbank Offered Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time.

         "Stockholder" has the meaning set forth in the preamble to this Agreement.

         "Stockholder Contracts" means (x) all contracts and agreements, existing as of the Closing Date, between the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) and any Third Party to the extent related to the sale, license, distribution, maintenance, services or escrow of any Company Products or Software Products, but excluding those portions of such agreements that do not relate to the Company Products or the Software Products, and (y) all of the Lease Agreements to which the Stockholder or one of its Subsidiaries (other than the Company or one of its Subsidiaries) is a party.

         "Stockholder Disclosure Schedule" means the Stockholder Disclosure Schedule as set forth in Article IV, dated as of the date hereof and delivered by the Stockholder to the Purchaser.

         "Stockholder Group" means the affiliated group of corporations of which Stockholder is the common parent corporation.

         "Stockholder Plan" means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by the Stockholder or by any trade or business, whether or not incorporated, that together with the Stockholder would be a "single employer" within the meaning of
Section 4001(b) of ERISA or under common control with the Stockholder within the meaning of Section 414(b), (c) or (m) of the Code.

         "Stockholder Savings Plan" has the meaning set forth in Section 6.9(b).

         "Subsidiary" or "Subsidiaries" of a specified Person means any and all corporations, partnerships, limited liability companies, joint ventures, associations, and other entities in which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the capital stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management, and with respect to the Stockholder includes the Company. For purposes of this Agreement, Remedy Software Ireland Limited and Remedy International Limited shall be deemed to be Subsidiaries of the Company.

         "Tax" means all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers' compensation, unemployment compensation, documentation, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

         "Tax Returns" means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

         "Third Party" means any Person other than the Stockholder, the Company, the Purchaser or any of their respective Affiliates.

         "Third Party Claim" has the meaning set forth in Section 8.4.

         "Transition Services Agreement" means the agreement between the Purchaser and the Stockholder in substantially the form attached hereto as Exhibit D pursuant to which the Stockholder will agree to provide certain services to the Purchaser and its Subsidiaries after the Closing.

         "Upset Price" shall have the meaning set forth in Section 2.5(a).

         "Welfare Benefits" has the meaning set forth in Section 6.9(c).

                                   ARTICLE II
                                 THE ACQUISITION

         2.1 Purchase and Sale; Assumption of Liabilities.

                  (a) Subject to the terms and conditions set forth in this Agreement and subject to the approval of the Bankruptcy Court and pursuant to the Sale Order, at the Closing, the Stockholder and the Company shall, and shall cause each of their respective Subsidiaries who own or hold any of the Purchased Assets to, transfer, assign, convey and deliver, to the Purchaser or its designee, pursuant to Section 363 of the Bankruptcy Code, all of the Purchased Assets. The acquisition of the Purchased Assets shall be free and clear of all Encumbrances as provided in the Sale Order.

                  (b) The Excluded Assets shall not be transferred to the Purchaser and shall be retained by the Stockholder and its Subsidiaries.

                  (c) Subject to the terms and conditions set forth in this Agreement and subject to the approval of the Bankruptcy Court and pursuant to the Sale Order, at the Closing, the Purchaser or its permitted assignee under
Section 11.7 shall assume and/or accept assignment from the Sellers and thereafter pay, perform or discharge in accordance with their terms all of the Assumed Liabilities. The Purchaser shall not assume, or in any way be liable or responsible for, any of the Excluded Liabilities.

         2.2 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) Three Hundred Fifty Million Dollars ($350,000,000), as adjusted pursuant to Section 2.4 (the "Cash Purchase Price"), and (ii) assumption of the Assumed Liabilities. The Cash Purchase Price shall be payable as provided in Section 2.3(c). The payment of the Cash Purchase Price and assumption of the Assumed Liabilities is referred to herein as the "Consideration."

         2.3 Closing.

                  (a) The sale and purchase of the Purchased Assets and assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing") at the offices of Heller Ehrman White & McAuliffe LLP, 4350 La Jolla Village Drive, 7th Floor, San Diego, CA on the second Business Day after the date on which all of the closing conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to satisfaction or waiver of such conditions) or such other date, time and place as shall be fixed by agreement among the Purchaser and the Stockholder (the day on which the Closing takes place being the "Closing Date").

                  (b) At the Closing, the Sellers shall (i) deliver or cause to be delivered to the Purchaser such good and sufficient documents, certificates, and agreements of sale, conveyance, transfer and assignment in form reasonably satisfactory to the Purchaser as shall be necessary to transfer to and vest in the Purchaser all of each Seller's right, title and interest in, to and under all of the Purchased Assets, free and clear of any and all Encumbrances, together with any necessary transfer declarations or other filings (and in recordable form if required by the Purchaser); (ii) take such steps as may be required to place the Purchaser in actual possession and operating control of the Purchased Assets; and (iii) deliver or cause to be delivered to the Purchaser certified copies of all orders of the Bankruptcy Court pertaining to the Acquisition, including the Sale Order. To the extent practicable, all Company Products and Software Products and Intellectual Property Rights included in the Purchased Assets shall be delivered to the Purchaser through electronic data interchange ("EDI") or other electronic methods, as directed by the Purchaser. Sellers further agree to cooperate with the Purchaser to evidence that such electronic deliveries of Company Products and Software Products and Intellectual Property Rights were made electronically.

                  (c) At the Closing, the Purchaser shall (i) deliver to the Sellers the Cash Purchase Price, less (A) the Escrow Amount (as defined below) and (B) any amounts outstanding under or owed pursuant to the Financing Agreement or the Promissory Note as of the Closing Date, by wire transfer of immediately available funds, pursuant to the instructions set forth on Schedule 2.3(c) of the Stockholder Disclosure Schedule, (ii) deliver and deposit Ten Million Dollars ($10,000,000) (the "Escrow Amount") by wire transfer of immediately available funds to an escrow account with JP Morgan Chase Bank or, upon the mutual agreement of the Purchaser and the Stockholder, another national bank (the "Escrow Agent"), (iii) deliver to the Stockholder reasonable evidence of full payment and release of any amounts outstanding under or owed pursuant to the Financing Agreement and (iv) deliver instruments evidencing Purchaser's assumption and agreement to perform the Assumed Contracts in accordance with this Agreement in form reasonably satisfactory to the Stockholder and the Company. The Purchaser and the Stockholder further agree that the payment of the Consideration to Sellers contemplated by Section 2.2 or any payment required by
Section 2.4 may be made to one or more Sellers that are designated by the Stockholder in writing as being authorized to act as agent for the Sellers, whereupon each Seller shall be deemed to have received the Consideration allocable to the Purchased Assets owned by such Seller in accordance with the Purchase Price Allocation as determined under Section 2.6; provided, that the Stockholder shall ensure that its Subsidiaries receive fair value for the Purchased Assets owned by such Subsidiaries. The Escrow Amount together with all subsequent earnings on investments thereof while deposited with the Escrow Agent shall be referred to as the "Escrow Fund." The Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement") among the Purchaser, the Stockholder and the Escrow Agent. On or prior to the Closing, each of the Purchaser and the Stockholder shall execute and deliver the Escrow Agreement and shall use their commercially reasonable efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement.

                  (d) At the Closing, the parties hereto shall execute and deliver to each other the certificates, documents and agreements required to be delivered on or prior to the Closing pursuant to the terms of this Agreement, including Article VII.

         2.4 Purchase Price Adjustment.

                  (a) Within 60 days after the Closing Date, the Purchaser (with the assistance of the Stockholder and the Company to the extent requested by the Purchaser) will, at its own expense, prepare or cause to be prepared, and will deliver to the Stockholder a statement of Purchased Assets and Assumed Liabilities as of the Closing Date ("Closing Statement") prepared based upon GAAP applied on a consistent basis as applied by the Stockholder with respect to the Company since the Stockholder's acquisition of the Company, together with a statement setting forth in reasonable detail Purchaser's calculation of the Closing Date Net Asset Amount (as defined below). "Closing Date Net Asset Amount" shall mean the amount of Purchased Assets as of the Closing Date that constitute current assets determined in accordance with GAAP minus the amount of Assumed Liabilities (excluding Deferred Revenues) as of the Closing Date determined in accordance with GAAP, in each case without giving effect to any rejection of any Lease Agreements in the Bankruptcy Case.

                  (b) The Stockholder may, within 20 days after receipt of the Closing Statement, deliver a notice to the Purchaser disagreeing with the Purchaser's calculation of the Closing Date Net Asset Amount (an "Objection"). If the Purchaser does not receive an Objection within such 20-day period, the Closing Date Net Asset Amount set forth in the Closing Statement pursuant to
Section 2.4(a) shall be deemed to have been accepted by the Stockholder and shall become binding upon the Purchaser, the Stockholder and the Company. The Objection shall specify those items and amounts as to which the Stockholder proposes changes, including an explanation in reasonable detail of the basis on which the Stockholder proposes such changes, and the Stockholder and the Company shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

                  (c) If an Objection shall be timely delivered pursuant to
Section 2.4(b), the Purchaser shall then have 20 days from the date of receipt (the "Purchaser's Review Period") to review and respond to the Objection. The Stockholder and the Purchaser agree to attempt in good faith to resolve any disagreements with respect to the determination of the Closing Date Net Asset Amount. If they are unable to resolve all of their disagreements with respect to the determination of the Closing Date Net Asset Amount within 30 days following the expiration of the Purchaser's Review Period, they may refer, at the option of either party, their remaining differences to Deloitte & Touche L.L.P., or if Deloitte & Touche L.L.P. shall decline to accept such engagement, an internationally recognized firm of independent public accountants selected jointly by the Stockholder and the Purchaser and who has no material financial relationship with either, who shall determine solely with respect to the differences so submitted, whether and to what extent, if any, the amount of the Closing Date Net Asset Amount set forth in the Closing Statement requires adjustment. If the Stockholder and the Purchaser are unable to so select independent public accountants within 10 Business Days of Deloitte & Touche L.L.P. declining to accept such engagement, either the Stockholder or the Purchaser may thereafter request that the American Arbitration Association make such selection (as applicable, Deloitte & Touche L.L.P., the firm selected by the Stockholder and the Purchaser or the firm selected by the American Arbitration Association is referred to as the "CPA Firm"). The Stockholder and the Purchaser shall direct the CPA Firm (i) that it shall not assign a value to any particular item greater than the greatest value for such item claimed by the Stockholder or the Purchaser or less than the smallest value for such item claimed by the Stockholder or the Purchaser, in each case as presented to the CPA Firm, and (ii) to use its best efforts to render its determination within 30 days. The CPA Firm's determination shall be conclusive and binding upon the Stockholder, the Company and the Purchaser. The fees and disbursements of the CPA Firm shall be shared equally by the Stockholder and the Purchaser. The Stockholder and the Purchaser shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. None of the Stockholder or the Purchaser have retained the Deloitte & Touche L.L.P. audit services group during the past two years, and will not retain the Deloitte & Touche L.L.P. audit services group prior to the completion of the determination of the Final Net Asset Amount (as defined below) pursuant to this Section 2.4.

                  (d) The Closing Statement shall be prepared based on the books and records of the Company as of the Closing Date, and the Stockholder and the Company, at no cost to the Purchaser, shall grant the Purchaser and its representatives reasonable access to all books, records, employees and facilities of the Stockholder and the Company and their independent accountants that are reasonably necessary to enable the Purchaser to prepare the Closing Statement. The Stockholder and the Company agree to cooperate, and shall not interfere, directly or indirectly, in the preparation of the Closing Statement. The Purchaser, at no cost to the Stockholder or the Company, shall give the Stockholder and the Company and their representatives reasonable access to all books, records, employees and facilities of the Purchaser and its independent accounts and shall otherwise cooperate with the Stockholder and the Company to the extent reasonably necessary for purposes of reviewing, verifying and auditing the Closing Statement.

                  (e) If the Final Net Assets Amount is less than $28.670 million, then the Stockholder or the Company shall, within two Business Days following the determination of the Final Net Assets Amount, pay to the Purchaser an amount in cash equal to such deficiency plus interest thereon calculated in accordance with Section 2.4(f), and if the Final Net Assets Amount is greater than $28.670 million, then the Purchaser shall, within such two Business Days following the determination of the Final Net Assets Amount, pay to the Company an amount in cash equal to such difference plus interest thereon calculated in accordance with Section 2.4(f). The "Final Net Asset Amount" means the Closing Date Net Asset Amount (i) as shown in the Closing Statement pursuant to Section 2.4(a) if no Objection is timely delivered pursuant to Section 2.4(b), or (ii) if an Objection is timely delivered, as determined by the procedures set forth in Section 2.4(c).

                  (f) The amount payable by the Stockholder or the Company to the Purchaser or from the Purchaser to the Company, as the case may be, under
Section 2.4(e) shall be paid when due under Section 2.4(e) by wire transfer of immediately available funds to an account designated not less than one Business Day before such payment is due by the Purchaser or the Stockholder, as the case may be. At the option of the Purchaser, any amounts due to the Purchaser may be paid from the Escrow Fund pursuant to the terms of the Escrow Agreement. The amount of any payment to be made pursuant to this Section 2.4(f) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum (based on a 365-day year) equal to the Specified Rate. Notwithstanding the foregoing, neither the Stockholder or the Company on the one hand, nor the Purchaser on the other hand, shall be required to pay any amount under Section 2.4(e) unless the amount due exceeds Five Hundred Thousand Dollars ($500,000) and thereafter shall be required to pay only the amount in excess of Five Hundred Thousand Dollars ($500,000).

         2.5 Alternative Transaction Provisions.

                  (a) Upon approval of the Bid Procedures Motion and entry of the Bid Procedures Order by the Bankruptcy Court, the Stockholder and the Company shall be entitled to consider Acquisition Proposals from Third Parties as required by their respective fiduciary obligations as debtors-in-possession in the Bankruptcy Case; provided that the Stockholder and the Company shall require that any such Acquisition Proposal shall comply with the Bid Procedures Motion and the Bid Procedures Order, have a cash value of at least Three Hundred Seventy Million Dollars ($370,000,000) (the "Upset Price") and that each incremental bid from any Person other than the Purchaser after the initial Qualified Bid equal to the Upset Price shall be at least One Million Dollars ($1,000,000) more than each prior bid.

                  (b) The Purchaser acknowledges and agrees that:

                           (i) The Stockholder and the Company may, upon
                  approval of the Bid Procedures Motion and entry of the Bid Procedures Order by the Bankruptcy Court, in connection with obtaining the Sale Order, solicit bids for Acquisition Proposals in accordance with the terms of the Bid Procedures Order; and

                           (ii) such solicitation is not a breach of this
                  Agreement.

                  (c) From the date of this Agreement until the earlier of Closing and the termination of this Agreement pursuant to Section 10.1, the Stockholder agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries regarding or the making or implementation of any Competing Proposal, (ii) engage in any discussions or negotiations with, or provide any information to, any Person relating to or that may reasonably be expected to lead to any Competing Proposal, (iii) approve or recommend or propose publicly to approve or recommend any Competing Proposal or (iv) enter into any agreement, arrangement or understanding that contemplates or relates to any Competing Proposal, requires the Stockholder or any of its Subsidiaries to abandon, terminate or fail to consummate the Acquisition or any other transactions contemplated by this Agreement or impairs the Stockholder's or any of its Subsidiaries' ability to consummate the Acquisition; provided, however, that after the entry of the Bid Procedures Order by the Bankruptcy Court, the Stockholder and other referenced persons shall be entitled to take any of the actions referenced in clauses (i), (ii) and (iii) with respect to any Acquisition Proposal.

         2.6 Purchase Price Allocation.

                  (a) Not later than 60 days after the Closing, the Purchaser shall deliver to the Stockholder for its review and comment an allocation of the total purchase price pursuant to Section 1060 of the Code and the regulations thereunder and, to the extent that the Purchase Price Allocation addresses such issues, for all other Tax purposes, including transfer Taxes ("Purchase Price Allocation"). The Stockholder may, within 20 days after receipt of the Purchase Price Allocation, deliver a notice to the Purchaser setting forth any changes requested by the Stockholder ("Change Notice"). If the Purchaser does not receive such a Change Notice within the 20-day period, the Purchase Price Allocation shall be final and binding on the Purchaser and the Stockholder and its Subsidiaries. If the Stockholder provides such a Change Notice within the 20-day period, the Purchaser and the Stockholder shall work in good faith to resolve any differences described in the Change Notice. If the Purchaser and the Stockholder have not been able to resolve such differences within 20 days after receipt of the Change Notice, the matter shall be referred to Deloitte & Touche, L.L.P., or if Deloitte & Touche L.L.P. shall decline to accept such engagement, to another internationally recognized firm of independent public accountants selected jointly by the Stockholder and the Purchaser and which has no material financial relationship with either the Stockholder or the Purchaser (Deloitte & Touche, L.L.P. or such other firm referred to as the "CPA Mediator"). Within 30 days after the date of such referral, the CPA Mediator shall render its decision with respect to the differences, and the Purchase Price Allocation, as so determined, shall be final and binding on the Purchaser and the Stockholder and its Subsidiaries.

                  (b) The fees and disbursements of any CPA Mediator shall be shared equally by the Stockholder and the Purchaser. The Purchaser and the Stockholder agree to use the Purchase Price Allocation (as finally determined pursuant to this Section 2.6) in filing all required forms under Section 1060 of the Code, and all other Tax Returns, and the Purchaser and the Stockholder further agree that they shall not take any position inconsistent with the Purchase Price Allocation upon any examination of any such Tax Return, in any refund claim or in any Tax litigation.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES REGARDING
                                   THE COMPANY

         The Stockholder and the Company jointly and severally hereby represent and warrant to the Purchaser, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied to the Purchaser on the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties set forth in this Article III specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear on its face to qualify such other representations or warranties (the "Company Disclosure Schedule"), as follows:

         3.1 Incorporation and Authority.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than failures to be so qualified and in good standing that could not reasonably be expected to have a Material Adverse Effect. The Stockholder has heretofore made available to the Purchaser complete and correct copies of the Company's Certificate of Incorporation and Bylaws, in each case as amended or restated to the date hereof. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                  (b) The Company and each of its Subsidiaries has all necessary corporate or partnership power and authority to execute and deliver the Acquisition Documents, to perform its obligations hereunder and thereunder, and, subject to the entry of the Sale Order in the case of the Company, to consummate the transactions contemplated hereby and thereby. The Board of Directors of each of the Stockholder and the Company has determined that an immediate sale and assignment of the Purchased Assets pursuant to this Agreement is in the best interest of such entity and its bankruptcy estate. The execution and delivery of the Acquisition Documents by the Company and each of its Subsidiaries, the performance by the Company and each of its Subsidiaries of its obligations hereunder and thereunder, and, subject to entry of the Sale Order in the case of the Company, the consummation by the Company and each of its Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or partnership action on the part of the Company or such Subsidiary and no other corporate or partnership proceedings on the part of the Company or such Subsidiary are necessary to authorize the Acquisition Documents or, subject to entry of the Sale Order in the case of the Company to consummate the transactions contemplated hereby and thereby. The Acquisition Documents have been duly executed and delivered by the Company and each of its Subsidiaries. Assuming due authorization, execution and delivery by the Purchaser, the Acquisition Documents constitute legal, valid and binding obligations of the Company and each of its Subsidiaries enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.2 Capital Stock.

                  (a) The authorized capital stock of the Company consists solely of common stock. All of the outstanding common stock of the Company is owned beneficially and of record by the Stockholder and was not issued in violation of any preemptive or similar rights.

                  (b) There are no outstanding securities, options, warrants or rights of conversion or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of its

Subsidiaries or obligating the Stockholder, the Company or any of their respective Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, by sale, lease, license or otherwise.

                  (c) There are no obligations, contingent or otherwise, of the Stockholder, the Company or any of their respective Subsidiaries to (i) repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

                  (d) There are no voting trusts, proxies or other agreements or understandings to which the Stockholder, the Company or any of their respective Subsidiaries is a party or by which the Stockholder, the Company or any of their respective Subsidiaries is bound with respect to the voting or transfer of any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries.

                  (e) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company or any of its Subsidiaries, as applicable, on any matter.

         3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company's Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization. The Company beneficially and of record owns all of the outstanding capital stock of or other equity interest in the Subsidiaries listed in Section 3.3 of the Company Disclosure Schedule. All of the issued and outstanding shares of capital stock of, or other equity interests in, the Company's Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. All such issued and outstanding shares that are owned by the Company or one of its Subsidiaries are owned free and clear of all Encumbrances and preemptive or similar rights, other than Permitted Encumbrances. Each Subsidiary listed in Section 3.3 of the Company Disclosure Schedule is a legal entity, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted by such Subsidiary and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except for such failures to be so qualified and in good standing as could not reasonably be expected to have a Material Adverse Effect. Other than the Subsidiaries of the Company set forth in Section 3.3 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity securities of or interest or investment in any corporation or other Person. The Stockholder has heretofore made available to the Purchaser complete and current copies of the Company's Subsidiaries' organizational documents, in each case as amended or restated to the date hereof.

         3.4 No Conflict. Subject to the entry of the Sale Order in the case of the Company and assuming all consents, approvals, authorizations and other actions described in Section 3.5 have been obtained and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of the Acquisition Documents by the Stockholder and the Company and consummation of the transactions contemplated hereby and thereby does not and will not: (a) violate or conflict with the Certificate of Incorporation, Bylaws or other organizational documents of the Company and its Subsidiaries; (b) violate in any material respect any Law, order, writ, judgment, injunction, decree, determination or award material to the Company or its Subsidiaries; or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any of its Subsidiaries pursuant to, or require a payment under, any material note, bond, mortgage, indenture, contract, agreement, deed of trust, lease, license, Permit, franchise or other instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or affected.

         3.5 Consents and Approvals. The execution, delivery and performance of the Acquisition Documents by the Company and its Subsidiaries do not, and the consummation of the transactions contemplated in the Acquisition Documents will not, require the Company or any of its Subsidiaries to obtain any material consent, license, Permit, approval, waiver, authorization, order or other action by, or to make any filing with or notification to, any Governmental Authority or, to the knowledge of the Company, any third Person, except for (a) the notification requirements of the HSR Act, (b) filings, notifications and consents set forth in Section 3.5 of the Company Disclosure Schedule, (c) approvals of the Bankruptcy Court, or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

         3.6 Absence of Litigation. Other than the Bankruptcy Case: (a) there are no material Actions, arbitrations, mediations or other disputes pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries, at law or in equity, and (b) the Company, its Subsidiaries and their respective assets and properties are not subject to any material claim, order, writ, judgment, injunction, decree, determination or award.

         3.7 Compliance with Laws. The Company and its Subsidiaries are, and have been at all times since August 20, 2001, in compliance in all material respects with all material Laws, orders, judgments or decrees applicable to the Company or any of its Subsidiaries or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or affected. None of the Stockholder, the Company nor any of their respective Subsidiaries has received from any Governmental Authority any notification with respect to a possible material non-compliance, default or violation of any material Laws, orders, judgments or decrees applicable to the Company or any of its Subsidiaries or by which any of the properties of the Company or any of its Subsidiaries is bound or affected.

         3.8 Licenses and Permits. Each of the Company and its Subsidiaries have obtained and hold all Permits material to the business and operations of the Company and its Subsidiaries as currently conducted. Such Permits are in full force and effect and there is no action, proceeding or investigations pending or, to the knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of such material Permits. None of the Company nor any of its Subsidiaries is or has been in conflict with, or in default or violation of any of such material Permits. None of the Stockholder, the Company or any of their respective Subsidiaries has received from any Governmental Authority any notification with respect to possible conflicts, defaults or violations of such material Permits.

         3.9 Intellectual Property Rights.

                  (a) As to Intellectual Property Rights owned by the Company and each of its Subsidiaries (collectively, the "Company IP"), Section 3.9(a)(i) of the Company Disclosure Schedule lists all applications, registrations, certificates or issuances, as the case may be, of the trademarks, patents, copyrights, service marks, trade names and domain names, as well as all material trademarks, service marks, and logos which are not the subject of any registrations or applications for registration. None of the material Company IP is the subject of any existing or conditional grant of any exclusive rights or any material nonexclusive rights (except for such non-exclusive licenses as are granted to end user customers, resellers, partners or distributors in the ordinary course of business). Section 3.9(a)(ii) of the Company Disclosure Schedule lists all material Intellectual Property Rights licensed by the Company or any of its Subsidiaries from other Persons (the "Licensed IP"). All material agreements relating to the Licensed IP (the "IP Contracts") are valid, binding, and enforceable in all material respects by the Company or its Subsidiaries in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Stockholder or the Company has provided the Purchaser with access to true and correct copies of all of the IP Contracts. The execution, delivery, and performance of the Acquisition Documents by the Company does not and will not violate or breach any of the IP Contracts. Each of the Company and its Subsidiaries, as applicable, is not in material default and has not materially breached any of the IP Contracts. The Company IP and the Licensed IP together constitute all of the Intellectual Property Rights used or necessary to conduct the operations of the Company in all material respects as currently conducted.

                  (b) All of the Company IP is solely owned by the Company or a Subsidiary of the Company, all the Licensed IP is licensed to the Company or a Subsidiary of the Company, all of the Company IP and all of the rights to the Licensed IP are free and clear of all Encumbrances other than Permitted Encumbrances, and no material Action has been made or asserted in writing or is pending (nor has any such Action been threatened in writing) against the Company or any of its Subsidiaries, either (A) based upon, challenging or seeking to invalidate, deny or restrict the use by the Company or such Subsidiary of the Company of any of the Company IP or Licensed IP, or (B) alleging that any services provided or products made, used, copied, licensed, distributed, offered for sale, or sold, or any of the Company IP or Licensed IP being used, are being provided, made, copied, marketed, offered for sale, sold or used in violation of any Intellectual Property Rights of any other Person. To the Company's knowledge, no other

Person's operations, products or services infringe in any material respect upon, and no usage of any other Person's Intellectual Property Rights infringe in any material respect upon, the Company IP or other rights of the Company or any of its Subsidiaries; and no product or service made, copied, distributed, offered for sale, sold or used by the Company or any of its Subsidiaries violates or infringes upon any Intellectual Property Rights owned by, or other right of, any other Person.

                  (c) None of the Company IP is subject to any outstanding judgment, decree or order of any court or other Governmental Authority of competent jurisdiction or agreement restricting in any material manner the licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any of the Company IP, or of any Intellectual Property Rights of any other Person, except such indemnities as have been agreed to in the ordinary course of business included in agreements regarding the software, services, and other products of the Company and its Subsidiaries (the "Company Products") offered to customers as of the date hereof or proposed to be offered to customers at any time within a year after the date hereof. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any other Person the right to bring infringement actions with respect to, or otherwise to enforce any rights with respect to, any of the Company IP. The Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to any of the Company IP.

                  (d) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of the Source Code of the software products of the Company and its Subsidiaries that are offered to customers on the date hereof, are proposed to be offered to customers within one year after the date hereof, and/or are in development as of the date hereof, as well as all technical documentation therefor (collectively, the "Software Products"), as well as the trade secrets and confidential information of the Company and its Subsidiaries. None of the Source Code of the Software Products has been disclosed or provided to anyone except to employees and contractors of the Company and its Subsidiaries pursuant to signed, written agreements which impose a duty of confidentiality on such employees and contractors with respect to such Source Code. To the knowledge of the Company, no portion of any of the Software Products has been incorporated in software products (whether in development, commercially available, or otherwise) of any other Person.

                  (e) Section 3.9(e) of the Company Disclosure Schedule lists all material software, software libraries, compilers, toolkits, APIs, and other materials used in the development, maintenance, or operation of the Company Products. Except with respect to demonstration or trial copies, no portion of the Company Products contains any virus, worm, back door, trap door, time bomb, or other software routines or other features which permit unauthorized access to, disabling of, erasure of, corruption of, or any other harm to any software, data, or hardware, on a computer on which a Company Product is stored or used. The Company Products perform in accordance with the documentation therefor and in accordance with any warranties or representations made by the Company or its Subsidiaries as to such performance.

                  (f) Except for Global's right, prior to the Closing Date, to copy the binary form of certain of the Company Products and the Software Products solely for the purpose of their commercial distribution, none of Global or any other foreign subsidiaries of the Stockholder (excluding any Subsidiaries of the Company) owns or has any rights under any Intellectual Property Rights relating to any of the Company Products or the Software Products. None of Global or any other foreign Subsidiaries of the Stockholder (excluding any Subsidiaries of the Company) possess, as of the Closing Date, any Source Code for any of the Company Products or the Software Products, and any and all such Source Code which Global or any other foreign Subsidiaries of the Stockholder (excluding any Subsidiaries of the Company) may have ever had prior to the Closing Date has been provided to the Company or its Subsidiaries and/or deleted, erased, and irretrievably removed from any and all computers and storage media of Global or such Subsidiary.

                  (g) No Intellectual Property Rights or Source Code of Motive Communications, Inc. have been incorporated into any of the Company Products or Software Products. None of the employees of the Company or any of its Subsidiaries has accessed or used any Intellectual Property Rights of Motive Communications, Inc. in connection with the business and products of the Company.

                  (h) Attached hereto as Section 3.9(h) of the Company Disclosure Schedule are true and correct copies of (i) the Intangible Property License Agreement between Remedy Software Ireland Limited and Peregrine Systems Global Limited dated as of April 1, 2002 and (ii) the Cost Sharing Agreement between Peregrine Remedy, Inc. and Peregrine Systems Global Limited dated as of April 1, 2002 (collectively the "Foreign License Agreements").

         3.10 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 3.10 of the Company Disclosure Schedule contains an accurate and complete list of all real property used primarily in the Business and any of the real property leases related thereto (the "Lease Agreements"). The Stockholder or the Company has provided the Purchaser with access to true and correct copies of all of the Lease Agreements. The Company's or any of its Subsidiary's leasehold interest in each such parcel of leased real property is free and clear of all Encumbrances, except: (i) liens for Taxes and assessments not yet payable; (ii) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (iii) financing statements or similar filings made by the lessor under any equipment or capital leases or rental agreements with respect to such equipment or leased or rented property; (iv) imperfections of title, liens, security interests, claims and other charges and Encumbrances the existence of which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby; (v) inchoate mechanic's and materialmen's liens for construction in progress; and (vi) workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of the business (subsections (i) through (vi) are collectively referred to herein as, "Permitted Encumbrances"). With respect to each Lease Agreement, (i) such Lease Agreement is in full force and effect and is valid, binding and enforceable in all material respects in accordance with its terms; (ii) none of the Company nor any of its Subsidiaries is in breach or default thereof in any material respect, nor has the Stockholder or the Company received any written notice that it is in breach or default thereof in any material respect or is otherwise delinquent in any material respect in performance under any such Lease Agreement; (iii) to the Company's knowledge, each of the other parties to the Lease Agreement has performed in all material respects all obligations required to be performed by them, and is not in default in any material respect, under its respective Lease

Agreement; and (iv) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof in any material respect by the Company or any of its Subsidiaries, or to the Company's knowledge, by any other party thereto or would permit termination, modification or acceleration thereof by any other party thereto.

         3.11 Employee Benefit Matters.

                  (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of (i) all Company Plans and (ii) all Stockholder Plans sponsored, maintained or contributed to by the Company or any of its Subsidiaries. Each Company Plan is in writing, and on or before the date hereof, the Company or the Stockholder has furnished to the Purchaser copies of each of the following, to the extent applicable, with respect to each Company
Plan: the most recent annual report (Form 5500) filed with the Pension and Welfare Benefits Administration, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent actuarial report or valuation that is required to be prepared under applicable Laws, and the most recent determination letter, if any, issued by the IRS.

                  (b) The Stockholder, the Company and their respective Affiliates (which, for purposes of this Section 3.11(b), includes any corporation, trade, business or entity under common control with the Stockholder or the Company within the meaning of Section 414(b), (c) or (m) of the Code or
Section 4001 of ERISA) do not contribute to, and have no obligation to contribute to, and no Company Plan or Stockholder Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Plan or Stockholder Plan provides or promises to provide retiree medical, dental or life insurance benefits to any current or former employee of the Company or any of its Subsidiaries. The Stockholder, the Company and their respective Affiliates do not have any liability (whether direct or indirect) with respect to any plan of the type described in the preceding sentences of this paragraph.

                  (c) With respect to each Company Plan, the Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of applicable Law or by contract, required to be performed by them, and no event has occurred and, to the Company's knowledge, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability for failure to operate and administer such Company Plan in accordance with its terms or any applicable Law. Each Company Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                  (d) Each Company Plan intended to be qualified under Section 401 of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by applicable Law to be made until a date after the Closing Date, (ii) has received a favorable determination letter from the IRS regarding such qualified status, and (iii) has not been operated in a way that would adversely affect its qualified status. As to any Company Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Company Plan within the meaning of
Section 411(d)(3) of the Code.

                  (e) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Company's knowledge, threatened against, or with respect to, any Company Plan or its assets, and there is no matter pending (other than routine qualification determination filings) with respect to any Company Plan before any Governmental Authority.

                  (f) All contributions required to be made to Company Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable Law have been timely made. Except for Company Plans that provide for fully insured benefits, all Company Plans required to be funded by the Company or a Subsidiary of the Company are fully funded as of the date of this Agreement and will be fully funded as of the Closing Date.

                  (g) No act, omission or transaction has occurred which would result in imposition on the Company or any of its Subsidiaries of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

                  (h) Each trust funding a Company Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

                  (i) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Company Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Company Plan. Neither the Company nor any of its Subsidiaries is a party to any agreement, nor has any such entity established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company or any of its Subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (j) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Company Plan, Stockholder Plan or any other agreement to any individual described in clause
(x) of the first sentence of Section 6.9(a) that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

         3.12 Taxes.

                  (a) All Tax Returns required to be filed by or on behalf of any of the Company, its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member have been duly and timely filed. All Taxes due and owing by any of the Company, its Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member have been timely paid, or to the extent they relate to the period ending on June 30, 2002, adequately reserved for on the Financial Statement. There are no Encumbrances or other security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for property Taxes not yet due and payable.

                  (b) There is no pending audit, examination, deficiency, refund claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing (or asserted to be due and owing) by any of the Company, its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member. All assessments for Taxes due and owing by any of the Company, its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member with respect to completed or settled examinations or concluded litigation have been paid. Neither the Company, nor its Subsidiaries, nor any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver is currently in effect.

                  (c) Neither the Company nor any Subsidiary is or has ever been a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another Person (other than to the Company or a Subsidiary) as a result of the imposition of Tax upon such Person, or the assessment or collection of such a Tax.

                  (d) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

                  (e) The Company and each Subsidiary have complied in all material respects with all rules and regulations relating to the withholding of taxes.

         3.13 Certain Contracts. Section 3.13 of the Company Disclosure Schedule contains an accurate and complete list of all Material Contracts other than the Lease Agreements set forth in Section 3.10 of the Company Disclosure Schedule. With respect to each Material Contract, (i) such Material Contract is in full force and effect and is valid, binding and enforceable in all material respects in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law); (ii) none of the Stockholder, the Company nor any of their respective Subsidiaries is in breach or default thereof in any material respect, nor has the Stockholder or the Company received any written notice that it is in breach or default thereof in any material respect or is otherwise delinquent in any material respect in performance under any such Material Contract; (iii) to the Company's knowledge, each of the other parties to the Material Contracts has performed in all material respects all obligations required to be performed by them, and is not in default in any material respect, under its respective Material Contract; and (iv) except as set forth in Section 3.4 of the Company Disclosure Schedule, no event has occurred other than the execution of this Agreement or the filing of the Petition which, with notice, or lapse of time or both, would constitute a breach or default thereof in any material respect by the Stockholder, the Company or any of their respective Subsidiaries, or, to the Company's knowledge, by any other party thereto or would permit termination, modification or acceleration thereof by any other party thereto. The Stockholder or the Company has provided the Purchaser with access to true and correct copies of all of the Material Contracts except as otherwise set forth in Section 3.13 of the Company Disclosure Schedule, and with respect to each Material Contract a copy of which was not made available, such contract was entered into in the ordinary course of business and contains terms which are ordinary and customary for contracts of its type entered into by the Stockholder, the Company or their Subsidiaries.

         3.14 Financial Statements. Section 3.14(a) of the Company Disclosure Schedule sets forth the unaudited management statement of assets and liabilities of the Business as of June 30, 2002 (the "June 30 Balance Sheet") and the unaudited management statement of revenue of the Business for the nine months ended June 30, 2002, each as prepared by management (the "Financial Statements"). Except for liabilities or obligations that are adequately reflected, reserved for or disclosed in the June 30 Balance Sheet and liabilities or obligations incurred in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries since June 30, 2002 or set forth in Section 3.14(b) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any material liability, commitment or obligation of any nature, whether or not absolute, accrued, contingent or otherwise. The Financial Statements fairly present the consolidated financial position of the Business as of June 30, 2002 and the consolidated revenues of the Business for the nine-month period ended June 30, 2002, and each has been prepared from the books and records of the Company and its Subsidiaries, which has been and are being maintained in accordance with management's policies and reflects only actual transactions.

         3.15 Customers and Suppliers. There are no outstanding material disputes between the Company or any Subsidiary of the Company and any of their respective customers or suppliers, and no material customer or supplier has notified the Company or any subsidiary in writing that it will not do business with the Company or its Subsidiaries.

         3.16 Insurance. The Stockholder owns and is a beneficiary under insurance policies relating to the business and operations of the Company underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Company and its Subsidiaries operate. All premiums due with respect to all such insurance policies that are material have been paid and, all such policies are in full force and effect. There is no material claim by the Stockholder, the Company or any of their respective Subsidiaries pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

         3.17 Title to Certain Assets. The Company and its Subsidiaries have good and marketable title to all of the Personal/Mixed Property that is reflected on the June 30 Balance Sheet or acquired after June 30, 2002, free and clear of all Encumbrances other than Permitted Encumbrances, and other than such Personal/Mixed Property sold in the ordinary course of business consistent with past practice. With respect to any lease of material Personal/Mixed Property,
(i) such lease is in full force and effect and is valid, binding and enforceable in all material respects in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law); (ii) none of the Company nor any of its Subsidiaries is in breach or default thereof in any material respect, nor has the Stockholder or the Company received any written notice that it is in breach or default thereof in any material respect or is otherwise delinquent in any material respect in performance under any such lease; (iii) to the Company's knowledge, each of the other parties to the lease has performed in all material respects all obligations required to be performed by them, and is not in default in any material respect, under its respective lease; and (iv) to the Company's knowledge, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof in any material respect by the Company or any of its Subsidiaries, or to the Company's knowledge, by any other party thereto or would permit termination, modification or acceleration thereof by any other party thereto.

         3.18 Sufficiency of Certain Assets. The Company or one of its Subsidiaries owns or leases, and will own or lease as of Closing, all Personal/Mixed Property material to the conduct of the operations of the Company and its Subsidiaries as presently conducted. All material Personal/Mixed Property is located at the real property leased pursuant to the Lease Agreements and is owned or leased by the Company or the Subsidiaries. Such material Personal/Mixed Property is suitable for the purposes for which it is presently used.

         3.19 Brokers. Other than brokers or investment bankers for which Sellers shall bear full responsibility for remuneration, no broker, finder or investment banker is entitled to receive any brokerage, finder's or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

         3.20 No Material Adverse Effect; Conduct of Business. Since June 30, 2002, (a) there has not been any Material Adverse Effect and (b) each of the Company and its Subsidiaries has operated its business only in the usual and ordinary course consistent with past practice.

         3.21 Certain Business Practices. Neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

         3.22 Labor Matters.

                  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its Subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Authority.

                  (b) No present or former employee or independent contractor performing services for the Company or any of its Subsidiaries has a material claim pending or, to the knowledge of the Company, has threatened to make a material claim against the Company or any of its Subsidiaries, including any material claim for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period), (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the Company's or any of its Subsidiaries' current fiscal year, (iv) any violation of any rule or contract relating to minimum wages or maximum hours of work, (v) discrimination against employees on any unlawful basis, (vi) unlawful employment or termination practices, (vii) unlawful retirement, termination or labor relations practices or breach of employment contract or (viii) any violation of occupational safety or health standards. There are no material administrative charges, arbitration or mediation proceedings or court complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission, any Governmental Authority or any other entity concerning alleged employment discrimination, material employment contract violation or any other material matters relating to the employment of labor.

                  (c) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable rules and regulations relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other taxes, the Worker Adjustment Retraining and Notification Act and the Immigration Reform and Control Act of 1986, each as amended, and are not engaged in any unfair labor practice or any material violation of any other law, rule or regulation concerning employment or retention of independent contractors.

                                   ARTICLE IV
             ADDITIONAL REPRESENTATIONS AND WARRANTIES REGARDING THE
                                   STOCKHOLDER

         The Stockholder hereby represents and warrants to the Purchaser, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied to the Purchaser on the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties set forth in this Article IV specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear on its face to qualify such other representations or warranties (the "Stockholder Disclosure Schedule"), as follows:

         4.1 Incorporation and Authority.

                  (a) The Stockholder is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

                  (b) The Stockholder has all necessary corporate power and authority to execute and deliver the Acquisition Documents, to perform its obligations hereunder and thereunder, and, subject to the entry of the Sale Order, to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Stockholder has determined that an immediate sale and assignment of the Purchased Assets pursuant to this Agreement is in the best interest of the Stockholder and its bankruptcy estate. The execution and delivery of the Acquisition Documents by the Stockholder, the performance by the Stockholder of its obligations hereunder and thereunder, and, subject to the entry of the Sale Order, the consummation by the Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Stockholder, and no other corporate proceedings on the part of the Stockholder are necessary to authorize the Acquisition Documents or, subject to the entry of the Sale Order, to consummate the transactions contemplated hereby and thereby. The Acquisition Documents have been duly executed and delivered by the Stockholder. Assuming due authorization, execution and delivery by the Purchaser, the Acquisition Documents constitute legal, valid and binding obligations of the Stockholder enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.2 No Conflict. Subject to the entry of the Sale Order and assuming all consents, approvals, authorizations and other actions described in Section
4.3 have been obtained and all consents, filings and notifications listed in
Section 4.3 of the Stockholder Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of the Acquisition Documents by the Stockholder and the Company and consummation of the transactions contemplated hereby and thereby does not and will not: (a) violate or conflict with the Certificate of Incorporation, Bylaws or other organizational documents of the Stockholder and its Subsidiaries (excluding the Company and its Subsidiaries);
(b) conflict with or violate any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award material to the Stockholder or any of its

Subsidiaries (excluding the Company and its Subsidiaries); or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Purchased Assets or any material Encumbrance on any of the assets or properties of the Stockholder or any of its Subsidiaries (excluding the Company and its Subsidiaries) pursuant to, or require a payment under, any material note, bond, mortgage, indenture, contract, agreement, deed of trust, lease, license, Permit, franchise or other instrument to which the Stockholder or any of its Subsidiaries (excluding the Company and its Subsidiaries) is a party or by which any of the Purchased Assets or any of the assets or properties of the Stockholder or any of its Subsidiaries (excluding the Company and its Subsidiaries) is bound or affected.

         4.3 Consents and Approvals. The execution, delivery and performance of the Acquisition Documents by the Stockholder and the Company do not, and consummation of the transactions contemplated in the Acquisition Documents will not, require the Stockholder or any of its Subsidiaries to obtain any consent, license, Permit, approval, waiver, authorization, order or other action by, or to make any filing with or notification to, any Governmental Authority or, to the knowledge of the Company, any third Person, except for (a) the notification requirements of the HSR Act, (b) filings, notifications and covenants set forth in Section 4.3 of the Stockholder Disclosure Schedule, (c) approval of the Bankruptcy Court, (d) where failure to obtain such consent, license, Permit, approval, authorization, order or action, or to make such filing or notification, could not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by the Acquisition Documents or perform any of its obligations under the Acquisition Documents (at no material additional cost to the Company or any Subsidiary), or (e) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Stockholder, as follows:

         5.1 Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver the Acquisition Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Acquisition Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the Acquisition Documents or to consummate the transactions contemplated hereby and thereby. The Acquisition Documents have been duly executed and delivered by the Purchaser. Assuming due authorization, execution and delivery by the Company and the Stockholder, the Acquisition Documents constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.2 No Conflict. Subject to the entry of the Sale Order and assuming all consents, approvals, authorizations and other actions described in Section
5.3 have been obtained, the execution, delivery and performance of the Acquisition Documents by the Purchaser and consummation of the transactions contemplated hereby and thereby does not and will not (a) violate or conflict with the Certificate of Incorporation, Bylaws or other organizational documents of the Purchaser; (b) conflict with or violate any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award to the Purchaser; or
(c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, or require a payment under, any material note, bond, mortgage, indenture, contract, agreement, deed of trust, lease, license, Permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

         5.3 Consents and Approvals. The execution, delivery and performance of the Acquisition Documents by the Purchaser does not, and consummation of the transactions contemplated in the Acquisition Documents will not, require the Purchaser to obtain any consent, license, Permit, approval, waiver, authorization, order or other action by, or to make any filing with or notification to, any Governmental Authority or third Person, except for (a) the notification requirements of the HSR Act, (b) approval of the Bankruptcy Court,
(c) where failure to obtain such consent, license, permit, approval, waiver, authorization, order or action, or to make such filing or notification, could not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by the Acquisition Documents or perform any of its obligations under the Acquisition Documents, (d) as may be necessary as a result of any facts or circumstances relating solely to the Stockholder and its Subsidiaries and (e) as set forth in Section 5.3 of the disclosure letter supplied to the Stockholder and the Company on the date hereof.

         5.4 Absence of Litigation. As of the date hereof, no Action is pending before any Governmental Authority which seeks to delay or prevent the consummation of the transactions contemplated hereby or would materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement.

         5.5 Financing. The Purchaser (i) has funds available to pay the Cash Purchase Price and any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement and (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Acquisition Documents.

         5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this

Agreement based upon arrangements made by or on behalf of the Purchaser except for those which the Purchaser or its Subsidiaries bear full responsibility for all remuneration.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1 Conduct of Company; Operations Prior to the Closing.

                  (a) Subject to any obligation as a debtor-in-possession under the Bankruptcy Code, including any restrictions or requirements that may be imposed on the Stockholder's and the Company's activities and/or operations under the Bankruptcy Law, and as otherwise expressly contemplated by this Agreement, without the prior written consent of the Purchaser, from the date hereof until the Closing Date, the Stockholder and the Company will, and will cause their Subsidiaries to, (i) conduct the Business and the operations of the Company and its Subsidiaries only in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact the business organizations and material rights and franchises of the Company and its Subsidiaries, (iii) use commercially reasonable efforts to retain the services of the present officers and key employees of the Company and its Subsidiaries, and (iv) use commercially reasonable efforts to preserve the relationships with the Company's and its Subsidiaries' customers, suppliers, distributors, licensors, licensees and other persons with which they have significant business dealings.

                  (b) Subject to any obligations as a debtor-in-possession under the Bankruptcy Code, including any restrictions that may be imposed on the Stockholder's or the Company's activities and/or operations under the Bankruptcy Law, and except as otherwise expressly contemplated by this Agreement, from the date hereof until the Closing Date, the Stockholder will cause the Company and the Company's Subsidiaries not to do any of the following (and the Stockholder will not and will cause its Subsidiaries not to take, or agree in writing or otherwise to take, any of the actions set forth in clauses (i), (vi), (vii) or
(xiv), in each case without the prior written consent of the Purchaser:

                           (i) With respect to Company Employees or employees of
                  the Stockholder or its Subsidiaries referenced in the second sentence of Section 6.9(a) (A) increase the compensation payable to or to become payable to or grant any bonuses to any such employee, except in the ordinary course of business consistent with past practice for persons who are not former or present officers or directors, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any such employee, (C) establish, adopt, enter into or award or modify any Benefit Plan except as may be required by applicable Law, (D) grant any severance or termination pay, (E) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits with any such employee, or (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except (1) pursuant to any contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing on the date of this Agreement, (2) pursuant to the Stockholder's Key Employee Retention Plan described in Section
                  3.11 of the Company Disclosure Schedule and (3) as required by applicable Law;

                           (ii) declare, set aside or pay any dividend on, or
                  make any other distribution in respect of outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except (1) for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (2) in the ordinary course of business pursuant to the Stockholder's regular cash management program;

                           (iii) (A) directly or indirectly redeem, purchase or
                  otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries except for any such acquisition by the Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Company, (B) effect any reorganization or recapitalization or (C) split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such capital stock or equity interests in the Company or any of its Subsidiaries;

                           (iv) offer, issue, deliver, grant or sell, or
                  authorize or propose the offering, issuance, delivery, grant or sale (including the grant of any Encumbrances or limitations on voting rights), of (A) any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or (B) any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests in the Company or any of its Subsidiaries;

                           (v) (A) merge, consolidate, combine or amalgamate
                  with any Person or dissolve or liquidate, (B) acquire or agree to acquire, by merging or consolidating with, purchasing capital stock of, or other equity interests in, or purchasing all or a portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), or (C) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (1) to any wholly owned Subsidiary, (2) pursuant to and in accordance with the terms of any legal obligation existing as of the date of this Agreement, or (3) in the ordinary course of business pursuant to the Stockholder's regular cash management program;

                           (vi) sell, transfer, lease, exchange or otherwise
                  dispose of, whether by merging, consolidating or in any other manner, or grant any Encumbrance with respect to, any of the properties or assets of the Company or any of its Subsidiaries or otherwise related to the Business (other than through licensing permitted by Section 6.1(b)(vii) hereof), except for sales of (A) inventories and assets in the ordinary course of business consistent with past practice and
                  (B) worn out or obsolete property in the ordinary course of business consistent with past practice;

                           (vii) (A) transfer, assign, pledge, convey, or grant
                  any ownership interest or any exclusive license or rights to any Company IP; (B) grant any material nonexclusive licenses to any Company IP except those in the ordinary course of business; (C) take any action that would, or fail to take any action the failure of which would, directly or indirectly cause any of the material Company IP to enter the public domain or otherwise adversely affect the Company IP, or its validity or enforceability; (D) license to any Person, or otherwise extend, amend, or modify any Person's rights to, any of the Company IP or any of the Software Products, other than in the ordinary course of business; (E) disclose or provide any of the Source Code for any Software Products to anyone except employees and contractors of the Company and its Subsidiaries who have signed a written agreement imposing a duty of confidence with respect to such Source Code or (F) amend the Proprietary Rights Agreement or take any action that would defeat, diminish or otherwise adversely affect any rights to be granted or assigned under the Proprietary Rights Agreement.

                           (viii) adopt or propose any amendments to the
                  Company's Certificate of Incorporation or Bylaws or other organizational documents;

                           (ix) (A) change any of the Company's methods or
                  principles of accounting in effect at June 30, 2002, except to the extent required to comply with GAAP as advised by the Company's regular independent accountants, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (D) change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the Stockholder's U.S. federal income tax returns for the taxable year ended March 31, 2002, except, in each case, as may be required by Law or for immaterial items;

                           (x) incur, create, assume, guarantee or otherwise
                  become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) trade payables incurred in the ordinary course of business consistent with past practice, (B) indebtedness with the Stockholder or any wholly owned Subsidiary of the Stockholder incurred in the ordinary course of business to fund the Company's operations and (C) any borrowings under the Financing Agreement;

                           (xi) make or commit to make any capital expenditures
                  in excess of $1,000,000, in the aggregate;

                           (xii) pay, discharge, settle or satisfy any claims,
                  liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof and other than as set forth in
                  Section 6.2(xii) of the Company Disclosure Schedule;

                           (xiii) take or cause to be taken any action that
                  could reasonably be expected to result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect;

                           (xiv) (A) enter into, renew, modify, amend or
                  terminate any Material Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice or (B) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons; or

                           (xv) agree in writing or otherwise to take any of the
                  foregoing actions set forth in this Section 6.1(b).

         6.2 Access to Information.

                  (a) From the date hereof until the Closing, upon reasonable notice to the Company and the Stockholder, the Company and the Stockholder shall, and shall cause the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to (i) afford the officers, directors, employees, accountants, consultants, legal counsel, authorized agents and representatives of the Purchaser (the "Purchaser's Representatives") reasonable access, during normal business hours, to the officers, employees, agents, properties, offices and other facilities, as well as the books, records, contracts and documents of the Company and its Subsidiaries and (ii) furnish to the Purchaser's Representatives such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company or any of its respective Affiliates, including its Subsidiaries, the Stockholder or the Stockholder's direct and indirect Subsidiaries. In addition, from the date hereof until the Closing, upon reasonable notice to the Stockholder, the Stockholder shall, and shall cause the officers, directors, employees and agents of the Stockholder and its Affiliates to, afford the Purchaser's Representatives reasonable access, during normal business hours, to the officers and employees of the Stockholder and its Affiliates who are familiar with, and who have devoted the majority of their time in the 12 months preceding the date of this Agreement (or, if shorter, during the period of their employment with the Stockholder and its Affiliates) to working in connection with, the Business or products of the Company or any of its Subsidiaries for purposes of determining which of such individuals receive an offer of employment from the Purchaser in accordance with Section 6.9(a). No investigation by the Purchaser made heretofore or hereafter shall affect the representations and warranties of the Stockholder which are herein contained and each such representation and warranty shall survive such investigation.

                  (b) On the Closing Date, the Stockholder will deliver or cause to be delivered to the Purchaser all agreements, documents, books, records and files, if any, in the possession of the Stockholder or any of its Subsidiaries material to the Business and operations of the Company and its Subsidiaries.

                  (c) After the Closing, the Stockholder and its representatives shall have reasonable access to any books, records, documents, files and correspondence to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the business conducted by the Stockholder, the Company and their Subsidiaries prior to the Closing to enable the Stockholder or any of its Subsidiaries to file Tax Returns for the current year or amend Tax Returns for any prior year. Such access shall be afforded upon receipt of reasonable advance notice and normal business hours.

                  (d) After the Closing, the Purchaser shall have reasonable access to any books, records, documents, files and correspondence of the Stockholder and its Subsidiaries (including any work papers of the Stockholder's auditors) to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of the Business, including without limitation any filings required to be made by the Purchaser or any of its Subsidiaries with any Governmental Authority as a result of or relating to the Business or the Acquisition. Such access shall be afforded upon receipt of reasonable advance notice and normal business hours.

                  (e) To the extent that the Purchaser determines that Global or any other foreign Subsidiary of the Stockholder (other than any Subsidiary of the Company) owns or has any rights to any Intellectual Property Rights relating to the Company Products or the Software Products, Stockholder agrees to cause Global or such other Subsidiary to assign and transfer all of such rights to the Purchaser for no additional consideration. The Stockholder shall cause each of the Foreign License Agreements to be terminated effective as of the Closing Date.

         6.3 Confidentiality.

                  (a) The terms of the Non-Disclosure Agreement, dated February 18, 2002, as amended on August 12, 2002 and August 27, 2002 (the "Confidentiality Agreement") by and between the Stockholder and the Purchaser are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.3(a) shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. Nothing in this Section 6.3(a) shall be deemed to limit the Stockholder's right to comply with the Bid Procedures Order or any other order entered into in the Bankruptcy Case or otherwise to discharge its duties as a Debtor in the Bankruptcy Case provided that prior to disclosure of any Confidential Information (as defined in the Confidentiality Agreement) or other information of the Purchaser or any of its Affiliates that is subject to the Confidentiality

Agreement, the Stockholder complies with the provisions of paragraph 4 of the Confidentiality Agreement.

                  (b) On and after the Closing Date, the Stockholder will, and will cause each of its Subsidiaries to, hold, and will use commercially reasonable efforts to cause its Affiliates and other representatives to hold, in confidence, unless compelled to disclose by any applicable Law, all confidential information concerning the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries (including any confidential information or documents provided to it pursuant to Section 6.2(c)), except to the extent that such information can be shown to have been (i) in the public domain through no fault of the Stockholder or any of its Subsidiaries, Affiliates or representatives or
(ii) later lawfully acquired by the Stockholder on a non-confidential basis from sources other than the Purchaser or its Subsidiaries, Affiliates or representatives, but only to the extent that any such source is not bound by a confidentiality agreement with the Purchaser or any of its Subsidiaries, Affiliates or representatives.

         6.4 Bankruptcy Actions.

                  (a) On the Petition Date, the Stockholder and the Company will file contemporaneously with the Bankruptcy Court as part of its first day pleadings the Bid Procedures Motion, Sale Motion and Financing Motion, including all supporting papers and a proposed Bid Procedures Order which complies with the definition of the Bid Procedures Order hereunder, seeking the Bankruptcy Court's expedited and contemporaneous approval of, inter alia, this Agreement pending the Sale Hearing, the scheduling of the Sale Hearing, the Bidding Procedures, the terms of Sections 2.5 and 10.2 hereof, the credit being obtained in connection with the Financing Agreement and the Stockholder's and the Company's observance and performance of such terms during the pendency of the Bankruptcy Case. The Stockholder and the Company also will file on the Petition Date with the Bankruptcy Court a motion, supporting papers and a form of Sale Order which complies with the terms set forth in the definition of Sale Order hereunder, all in form and substance reasonably satisfactory to Purchaser after its review prior to their filing, seeking the Bankruptcy Court's approval of this Agreement and the Stockholder's performance under this Agreement.

                  (b) If the Bid Procedures Order, the Sale Order or any other orders of the Bankruptcy Court relating to the Acquisition Documents or the Financing Order shall be appealed by any Person (or a petition for certiorari or motion for rehearing or re-argument shall be filed with respect thereto), each of the Stockholder and the Company shall use its commercially reasonable efforts to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts, and each party hereto agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal.

                  (c) Each of the Stockholder and the Company further covenants and agrees that the terms of any plan submitted by the Stockholder and the Company to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of the Acquisition Documents or Financing Agreement and the rights of the Purchaser hereunder or thereunder, or, assuming the occurrence of the Closing, in any way prevent or interfere with the consummation or performance of the transactions contemplated by the Acquisition Documents, the Sale Order or the Bid Procedures Order.

                  (d) The Purchaser will cooperate with the Stockholder and use commercially reasonable efforts to provide the Stockholder with all information regarding the Purchaser and its Subsidiaries requested by the Stockholder and reasonably required to demonstrate to the Bankruptcy Court "adequate assurance of future performance" (within the meaning of section 365(f)(2) of the Bankruptcy Code) by the Purchaser of any Assumed Contracts or other Purchased Assets.

                  (e) The Stockholder and the Company shall timely provide to the Bankruptcy Court a list of all of the Assumed Contracts (other than those to which a non-United States Subsidiary of the Company is the assigning party) or parties thereto in form adequate to permit sufficient notice to the parties thereto to permit valid assumption in accordance with the Bankruptcy Code.

                  (f) For all purposes under the Bankruptcy Case, the Facility Funding Agreement and each of the Acquisition Documents and Assumed Contracts shall be deemed to be assumed by the Stockholder and/or the Company to the extent they are a party thereto, and the Stockholder and the Company shall take all actions necessary to assume, and shall not seek to reject the Facility Funding Agreement and any of the Acquisition Documents and Assumed Contracts in the Bankruptcy Case to the extent they are a party thereto.

         6.5 Regulatory and Other Authorizations; Consents; Notices.

                  (a) Each of the Stockholder and the Company shall use commercially reasonable efforts:

                           (i) to obtain the consents and approvals set forth in
                  Sections 3.4 or 3.5 of the Company Disclosure Schedule and Bankruptcy Court approval of the Bid Procedures Order and the Sale Order, at the earliest possible date after the Petition Date; and

                           (ii) to make as promptly as possible, as reasonably
                  requested by the Purchaser, all filings, applications, statements, submissions and reports to all Governmental Authorities that are required to be made prior to the Closing Date by or on behalf of the Stockholder, the Company or any of their Affiliates pursuant to any applicable Law or regulation in connection with this Agreement and the transactions contemplated hereby.

                  (b) Each party hereto shall use commercially reasonable efforts to obtain all actions or nonactions, authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to the Acquisition Documents, and will cooperate fully with the other party in promptly seeking to obtain all such actions or nonactions, authorizations, consents, orders and approvals, including providing copies of any documents to be filed with a Governmental Authority to the non-filing party and its advisors prior to such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith. Each of the Stockholder and the Purchaser will furnish all information concerning itself, its Subsidiaries and Affiliates required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Within ten Business Days of the date hereof, the Stockholder and the Purchaser shall file with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and will request early termination of the waiting period, with respect to the purchase and sale of the Purchased Assets under the HSR Act.

                  (c) Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Acquisition Documents. At the written request of the Purchaser, the Stockholder will give (or will cause the Company or its Subsidiaries to give) any notices to third Persons, and use, and cause the Company and its Subsidiaries to use, their commercially reasonable efforts to obtain any consents from third Persons required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by the Acquisition Documents. The Purchaser will give prompt notice to the Stockholder if there has been any event or condition that might reasonably be expected to delay or impede in any material respect the ability of the Purchaser to consummate the transactions contemplated by the Acquisition Documents or to fulfill its obligations thereunder.

                  (d) Each of the Stockholder and the Purchaser will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Acquisition Documents, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Acquisition Documents and (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Purchased Assets or the Company, the Purchaser or their respective Subsidiaries that relate to the consummation of the transactions contemplated by the Acquisition Documents. The Stockholder will give prompt notice to the Purchaser if there has been any event or condition that might reasonably be expected to have a Material Adverse Effect or delay or impede in any material respect the ability of the Sellers to consummate the transactions contemplated by the Acquisition Documents or to fulfill its obligations thereunder. Notwithstanding the foregoing sentence, neither the Stockholder nor the Company shall be required to make nor shall either be required to cause any of its Subsidiaries to make any payment to any third Person (other than any Governmental Authority) in order to obtain the consent of such third Person to the purchase and sale of the Purchased Assets to the Purchaser pursuant to this Agreement.

                  (e) Each party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement, applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including without limitation executing and delivering on or prior to the Closing the Escrow Agreement, the Transition Services Agreement and the Proprietary Rights Agreement.

                  (f) Notwithstanding anything herein to the contrary, nothing in this Agreement will be deemed to require the Purchaser or any of its Subsidiaries to agree to, or permit the Company or any of its Subsidiaries to agree to, any divestiture (including, without limitation, through a licensing arrangement) of any material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock in order to obtain any of the governmental approvals required to consummate the transaction contemplated by the Acquisition Documents.

         6.6 Investigation. In connection with the Purchaser's investigation of the Company and the Subsidiaries, the Purchaser has received from the Company certain projections, business plans and other forecasts for the Company and its Subsidiaries, including, without limitation, projected income statement and balance sheet information and certain plan and budget information. The Stockholder has prepared such projections, business plans and forecasts in good faith and has no reason to believe that such projections, business plans and forecasts are not reasonable. Notwithstanding the foregoing, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets and that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. Accordingly, except as provided in this Section 6.6, the Company and the Stockholder make no representations or warranties with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 6.6.

         6.7 Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to negotiate and prepare any exhibits to the Transition Services Agreement.

         6.8 Further Instruments. At the request of any party hereto and without further consideration, any other party will execute and deliver, and will cause their applicable direct and indirect Subsidiaries to execute and deliver, to the requesting party and/or their direct and indirect Subsidiaries, all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably request in order to evidence to Third Parties, and to effect completely, the transactions contemplated hereby.

         6.9 Employee and Benefit Matters.

                  (a) On or before the Closing Date, but effective as of the Closing Date, the Purchaser shall, or the Purchaser shall cause an Affiliate of the Purchaser to, make offers of employment to those individuals employed by the Stockholder or an Affiliate of the Stockholder who are (x) familiar with, and who have devoted the majority of their time in the 12 months preceding the date of this Agreement (or, if shorter, during the period of their employment with the Stockholder and its Affiliates) to working in connection with, the Business or products of the Company or any of its Subsidiaries and (y) selected by the Purchaser in its sole discretion upon written notice to the Stockholder within 30 days after the date hereof. In addition, on or before the Closing Date, but effective as of the Closing Date, the Purchaser shall, or the Purchaser shall cause an Affiliate of the Purchaser to, make offers of employment to all domestic and foreign employees of the Stockholder and its Subsidiaries that have been dedicated to the Business during the 12 months preceding the date of this Agreement (or such shorter period during which such employee has been employed) and identified in writing as such by the Stockholder to the Purchaser within 20 days after the date hereof. The terms and conditions of each such offer of employment shall be on the terms and conditions determined by the Purchaser in its sole discretion; provided, that, each offer to an employee shall include an offer to provide such employee with (x) base pay that is equal to or higher than such employee's base pay as of the date hereof and (y) other employee benefits substantially comparable in the aggregate to such employee's employee benefits as of the date hereof or substantially comparable in the aggregate to employee benefits provided to similarly situated employees of the Purchaser and its Subsidiaries. As used in this Agreement, the term "Continuing Employee" means each individual employed by the Stockholder , the Company or their respective Affiliates who accepts the Purchaser's offer of employment effective as of the Closing Date as provided in this Section 6.9(a).

                  (b) The Stockholder and the Company (i) shall take any necessary action to fully vest as of the Closing Date all Continuing Employees' account balances and other accrued benefits under all Stockholder Plans that are intended to be qualified under Section 401 of the Code, (ii) shall take such actions, if any, as may be necessary to provide for the immediate distribution after the Closing Date to the Continuing Employees of their vested account balances and accrued benefits under any such Stockholder Plans, including the Stockholder's 401(k) Plan (the "Stockholder Savings Plan"), (iii) shall permit each Continuing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Stockholder Savings Plan to a defined contribution plan designated by the Purchaser (the "Purchaser Savings Plan"), and (iv) shall cause the Stockholder Savings Plan to deliver to the Purchaser Savings Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Continuing Employees who have elected such a direct rollover in accordance with the procedures prescribed by the Stockholder. The Stockholder and the Company shall also take such actions, if any, as are necessary to permit the continuation of loan repayments by Continuing Employees to the Stockholder Savings Plan during the period beginning on the Closing Date and ending 90 calendar days after the Closing Date; provided, however, that if a Continuing Employee makes a direct rollover election as described in this paragraph within such 90-day period, then the Stockholder Savings Plan shall continue to accept loan repayments from such Continuing Employee until the date of such direct rollover. The Purchaser Savings Plan shall accept the direct rollover of electing Continuing Employees' benefits in cash and, if applicable, promissory notes that are not accelerated from the Stockholder Savings Plan. The Stockholder and the Company represent, covenant and agree with respect to the Stockholder Savings Plan, and the Purchaser represents, covenants and agrees with respect to the Purchaser Savings Plan, that, as of each date of a rollover described in this paragraph, such plan (i) is intended to satisfy the requirements of Sections 401(a), (k), and (m) of the Code and (ii) will have received, or a pending application will have been timely filed for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the GUST remedial amendment period.

                  (c) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits ("Welfare Benefits") (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Stockholder, the Company and the Stockholder Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of the Purchaser. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began; provided, however, that claims relating to a hospital confinement that begins prior to the Closing Date but continues on the Closing Date or thereafter shall be treated as incurred before the Closing Date. Claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise out of occurrences prior to the Closing Date shall be the sole responsibility of the Stockholder, the Company and the Stockholder Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise out of occurrences on or after the Closing Date shall be the sole responsibility of the Purchaser.

                  (d) The Stockholder or an Affiliate of the Stockholder shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. The Stockholder and the Company shall take any and all necessary actions to ensure that none of the Purchaser or any of its Affiliates are required to provide such continuation coverage to any such individual at any time.

         6.10 Financial Statements.

                  (a) The Stockholder shall deliver, as promptly as practicable but in any event no later than the earlier to occur of (i) five Business Days prior to the Closing Date or (ii) October 31, 2002, to the Purchaser true and complete copies of an audited consolidated balance sheet of the Business as of June 30, 2002 and a consolidated statement of revenue of the Business for the nine months ended June 30, 2002, which shall be accompanied by a report of the Stockholder's independent public accountants based upon the agreed procedures set forth in Exhibit F, shall have been prepared in accordance with GAAP applied on a consistent basis and shall fairly present the consolidated financial position and consolidated revenues of the Company and its subsidiaries as of and for the nine months ended June 30, 2002.

                  (b) The Stockholder shall use its commercially reasonable efforts to deliver, as promptly as practicable but in any event no later than 60 days following the Closing Date, to the Purchaser true and complete copies of a consolidated balance sheet of the Business as of March 31, 2002 and the related statements of income, changes in stockholders' equity and cash flows for the twelve months then ended (including the notes or other supplementary information thereto), which financial statements shall have been audited and accompanied by the signed audit report of the Company's independent public accountants and shall be prepared in accordance with GAAP, consistently applied and in accordance with the rules and regulations of the Securities and Exchange Commission. The Purchaser shall pay all fees and expenses relating to the audit required by this Section 6.10(b). The Purchaser shall use commercially reasonable efforts to assist the Stockholder and its independent public accountants in their efforts to prepare the financial statements required by this Section 6.10(b).

         6.11 Maintenance and Enforcement of Insurance Policies.

                  (a) From and after the date of this Agreement (through the Closing Date), the Stockholder shall not, and shall cause each of its Subsidiaries not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the Purchased Assets or Assumed Liabilities (the "Applicable Insurance").

                  (b) The Stockholder agrees that, from and after the Closing Date, all proceeds from claims made on or before the Closing Date under the Applicable Insurance directly or indirectly applicable to the Purchased Assets or Assumed Liabilities shall be for the benefit of the Purchaser. Without limiting the generality of the foregoing, from and after the Closing Date and in any manner requested by the Purchaser, the Stockholder shall use commercially reasonable efforts to ensure that all Applicable Insurance policies and arrangements are modified, amended or assigned so that the Purchaser is a direct beneficiary of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided, that if the modifications, amendments or assignments contemplated by this Section 6.11 are not permissible, the Stockholder shall, and shall cause each of its Subsidiaries to, (x) make any claim against the Applicable Insurance reasonably requested by the Purchaser, (y) use its commercially reasonable efforts to collect any proceeds payable under the Applicable Insurance and (z) deliver any such proceeds received by the Stockholder or its Subsidiaries to the Purchaser.

         6.12 Name Change. From and after the Closing Date, or as soon thereafter as practicable (but in no event later than fifteen (15) Business Days after the Closing Date), the Stockholder and all of its Subsidiaries and Affiliates shall cease to use for any purpose any name, mark, logo, trade name or trademark that includes or incorporates "Remedy" or any confusingly similar words or phrases and shall either liquidate or change its name so as not to include any such words or phrases.

         6.13 Bankruptcy Release. Except for rights granted under and claims pursuant to any of the Acquisition Documents, the Confidentiality Agreement or any other agreement between the Purchaser or its Subsidiaries on the one hand and the Stockholder or its Subsidiaries on the other hand, the Stockholder, on behalf of itself and each of its Subsidiaries and Affiliates (the "Releasing Parties"), effective as of the Closing, hereby releases, acquits, and forever discharges the Purchaser, the Company and each of their Subsidiaries and Affiliates and each of their respective present or former representatives, directors, officers, employees, attorneys and agents (including any present or former directors, officers or employees of the Company or its Subsidiaries), and their successors and assigns (the "Released Parties"), from any and all claims, causes of action, demands, costs, debts, damages, obligations and liabilities, whether known or unknown, which the Releasing Parties have or may come to have against the Released Parties, whether directly, indirectly or derivatively, including, but not limited to, negligence or gross negligence, in connection with or related to their ownership or operation of the Business, provided that this release shall not release any officers, directors, employees or agents for any gross negligence, willful misconduct, theft, conversion or other criminal acts to which the Stockholder had no knowledge as of the Closing (the "Released Claims"). The Releasing Parties covenant not to sue the Released Parties on account of any Released Claim. The Sale Order shall provide that (i) the release of the Released Claims shall be final upon entry of the Sale Order and such release shall forever release, discharge and expunge such Released Claims, (ii) no order shall be entered in the bankruptcy case which in any way waives, limits or modifies the release or any rights of the Released Parties under the release or this agreement, (iii) the release shall survive any dismissal of the bankruptcy case.

         6.14 Stock Purchases. Notwithstanding any provision of any Acquisition Document to the contrary, the Purchaser may elect, by written notice to the Stockholder not later than 10 Business Days prior to the Closing Date, to acquire the stock or other equity interests of any of the Company's Subsidiaries in lieu of purchasing the assets and assuming the liabilities of such Subsidiary. In the event of such an election, the Purchaser, the Stockholder and the Company will work in good faith to modify any Acquisition Document as necessary to implement the Purchaser's election in a manner consistent with the intentions of the parties to this Agreement as reflected in the Acquisition Document.

         6.15 Assistance in Retained Contracts. The Stockholder and the Company shall, and shall cause their respective Subsidiaries to, cooperate in any lawful and reasonable arrangement proposed by Purchaser under which Purchaser shall obtain the economic benefits under a Retained Contract with respect to which consent has not been obtained. Such reasonable arrangement may include if lawful
(i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of the Sellers against the other party to such Retained Contract, and
(ii) the enforcement by the Sellers of such rights.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         7.1 Conditions to Obligations of the Stockholder and the Company. The obligations of the Stockholder and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct (without giving effect to any materiality or knowledge qualifications otherwise applicable to such representations and warranties) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specific date which representations shall be true and correct as of such particular date) except for failures of such representations and warranties to be true and correct that could not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; (ii) the covenants, agreements and obligations contained in this Agreement to be complied with or performed by the Purchaser on or before the Closing shall have been complied with or performed in all material respects; and (iii) the Stockholder and the Company shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

                  (b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

                  (c) Bankruptcy Condition. The Sale Order and the Bid Procedures Order shall have been entered by the Bankruptcy Court and such orders shall not have been reversed, stayed, modified, or amended in any manner materially adverse to the Stockholder or the Company;

                  (d) HSR Act. The waiting period under the HSR Act applicable to the Acquisition shall have expired or been terminated;

                  (e) Foreign Governmental Authorities. The applicable waiting period under any competition Laws, regulations and orders of foreign Governmental Authorities, as set forth in Article VII of the Company Disclosure Schedule, shall have expired or been terminated; and

                  (f) Other Agreements. The Stockholder shall have received the Escrow Agreement, the Transition Services Agreement and the Proprietary Rights Agreement, duly executed and delivered by the Purchaser and, in the case of the Escrow Agreement, the Escrow Agent.

         7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Stockholder and the Company contained in this Agreement shall be true and correct (without giving effect to any materiality or knowledge qualifications otherwise applicable to such representations and warranties) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specific date, which representations shall be true and correct as of such particular date) except for failures of such representations and warranties to be true and correct that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) the covenants, agreements and obligations contained in this Agreement to be complied with or performed by the Company and the Stockholder on or before the Closing shall have been complied with or performed in all material respects; and (iii) the Purchaser shall have received a certificate of the Stockholder and the Company to such effect signed by a duly authorized officer thereof;

                  (b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

                  (c) Bankruptcy Condition. The Sale Order and the Bid Procedures Order shall have been entered by the Bankruptcy Court and such orders shall not have been reversed, stayed, modified, or amended and shall have become Final Orders;

                  (d) HSR Act. The waiting period under the HSR Act applicable to the Acquisition shall have expired or been terminated;

                  (e) Foreign Governmental Authorities. The applicable waiting period under any competition Laws, regulations and orders of foreign Governmental Authorities, as set forth in Article VII of the Company Disclosure Schedule, shall have expired or been terminated; and

                  (f) Other Agreements. The Purchaser shall have received the Escrow Agreement, the Transition Services Agreement and the Proprietary Rights Agreement, duly executed and delivered by the Stockholder and any of its applicable Subsidiaries and in the case of the Escrow Agreement, the Escrow Agent.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Stockholder, the Company and the Purchaser contained in this Agreement or any certificate or documents delivered pursuant hereto shall survive the Closing, provided, however, that all of the representations and warranties of the Stockholder, the Company and the Purchaser contained in this Agreement or any certificate or documents delivered pursuant hereto shall terminate on the first anniversary of the Closing Date and shall be of no further force and effect. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. After the Closing and except as provided in Section 11.14, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the parties for any breach of the representations and warranties contained in this Agreement or any certificate or documents delivered pursuant hereto, except with respect to actual fraud committed by a party hereto.

         8.2 Indemnification by the Stockholder and the Company. Subject to the terms and conditions of this Article VIII, the Stockholder and the Company hereby jointly and severally agree to indemnify, defend and hold harmless Purchaser and its direct and indirect Subsidiaries and their respective directors, officers, employees and controlled and controlling persons (collectively, "Purchaser Affiliates"), from and against all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders ("Claims") and debts, liabilities, obligations, losses, including diminution of value, damages, costs and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts ("Damages") asserted against, imposed upon or incurred by any such person, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of the Stockholder or the Company contained in this Agreement or any certificate or documents delivered pursuant hereto, (ii) the breach of any covenant or agreement of the Stockholder or the Company contained in or made pursuant to this Agreement, or (iii) any Excluded Liability.

         8.3 Indemnification by the Purchaser. Subject to the terms and conditions of this Article VIII, the Purchaser hereby agrees to indemnify, defend and hold harmless the Stockholder and the Company and their respective directors, officers, employees, partners and controlled and controlling persons, from and against all Damages and Claims asserted against, imposed upon or incurred by any such person, directly or indirectly, by reason of, arising out of or resulting from (i) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of the Purchaser contained in this Agreement or any certificate or documents delivered pursuant hereto, (ii) the breach of any covenant or agreement of the Purchaser contained in or made pursuant to this Agreement, or (iii) any Assumed Liability.

         8.4 Defense of Third Party Claims. The obligations and liabilities of any party to indemnify any other party under this Article VIII with respect to Claims or Damages relating to or arising from Third Parties (a "Third Party Claim"), shall be subject to the following terms and conditions:

                  (a) The party or parties to be indemnified hereunder (whether one or more, the "Indemnified Party") will give the other party or parties (whether one or more, the "Indemnifying Party") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnified Party upon written notice to the Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires); provided, that the Indemnifying Party agrees to accept and pay such claim for indemnification associated with such Third Party Claim, subject to the limits set forth in Section 8.6(a) or 8.6(b) as the case may be. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article VIII, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  (b) If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim, provided, however, that the Indemnified Party may not settle or compromise any such Third Party Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

                  (c) Notwithstanding anything in this Article VIII to the contrary (i) if there is a reasonable possibility, in the Indemnified Party's opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments or that Damages from such Third Party Claim may exceed the amount of the Escrow Fund remaining available after taking into account all Claims made to such time or the cap on indemnity set forth in Section 8.6(b) remaining available after taking into account all Claims made to such time, as the case may be, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Indemnified Party shall not settle or consent to any judgment without first obtaining the consent of the Indemnifying Party, which shall not be unreasonably withheld), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

         8.5 Other Claims, Payment. Upon the occurrence of a Claim or Damages, other than a Third Party Claim, for which indemnification is believed to be due under this Article VIII, the Indemnified Party shall provide notice of such Claim or Damages to the Indemnifying Party, stating the circumstances giving rise to the Claim or Damages, specifying the amount of the Claim or Damages and making a request for any payment then believed due. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period (i) the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such claim and (ii) in the case of any claim for indemnification asserted pursuant to Section 8.2 of this Agreement, the Stockholder sends the Escrow Agent a notice disputing the propriety of such claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, the Indemnified Party shall have the right to commence legal proceedings with respect to such Claim or Damages. Subject to Section 8.6, if it is finally determined by non-appealable judgment of the applicable governing authority that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnified Party shall be entitled to payment of such amount in cash within two Business Days of such judgment, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at the Specified Rate.

         8.6 Satisfaction of Claims from the Escrow Fund; Limit on Claims.

                  (a) After the Closing, any obligations and liabilities of the Stockholder or the Company to the Purchaser or any Purchaser Affiliate pursuant to Sections 8.2(i) or (ii) of this Agreement (except for any claims for failure to pay pursuant to Section 2.4), including any costs or expenses incurred by the Stockholder or the Company in defending any Third Party Claim pursuant to
Section 8.4, shall be satisfied solely from payments of amounts from the Escrow Fund to the Purchaser or such Purchaser Affiliate. Pursuant to the terms of the Escrow Agreement, if the Stockholder or the Company is determined to owe an amount pursuant to the procedures set forth in Section 8.5 with respect to a claim made pursuant to Sections 8.2(i) or (ii) (except for any claims for failure to pay pursuant to Section 2.4), then the amount due the Indemnified Party hereunder shall be satisfied by the delivery to the Indemnified Party pursuant to the Escrow Agreement of an amount from the Escrow Fund equal to the lesser of (i) the amount of the claim to be satisfied and (ii) the amount remaining in the Escrow Fund, and the claim shall be deemed paid and satisfied upon receipt by the Indemnified Party of such amount from the Escrow Fund.

                  (b) After the Closing, the Purchaser's aggregate obligations and liabilities to the Stockholder or the Company or any Affiliate of the Stockholder or the Company pursuant to Sections 8.3(i) or (ii) of this Agreement shall not exceed Ten Million Dollars ($10,000,000) except for any claims made for failure to pay pursuant to Section 2.4.

         8.7 Deductible. No indemnification for any Damages asserted against the Stockholder or the Purchaser, as the case may be, under Section 8.2(i) or
Section 8.3(i) shall be required unless and until the cumulative amount of such Damages exceeds $1,000,000 to such party, at which point the Stockholder or the Purchaser, as the case may be, shall be obligated to indemnify the Indemnified Party only as to the amount of such Damages in excess of $1,000,000 (the "Deductible").

                                   ARTICLE IX
                                   TAX MATTERS

         9.1 Taxes.

                  (a) Purchaser covenants and agrees to reimburse and pay to the Stockholder any amounts actually paid for Taxes relating to the Business (except as otherwise provided in subsection (b) of this Section 9.1) for periods ending on or prior to the Closing Date up to an aggregate amount of $7.454 million.

                  (b) The Purchaser shall be responsible for and hold the Sellers harmless from, the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement; provided, however, that the Stockholder and the Company shall, and shall cause their Subsidiaries to, take all commercially reasonable actions as are requested by the Purchaser and are permitted under applicable Laws to reduce or eliminate any such Taxes that might be imposed with respect to such transactions.

         9.2 Tax Certificate. Not later than the Closing Date, the Stockholder shall request (and provide evidence thereof to Purchaser), pursuant to California Revenue & Taxation Code Section 6811, that the California State Board of Equalization either (i) issue the Stockholder a receipt showing that the Stockholder and its Subsidiaries have paid any amount for which the Stockholder and its Subsidiaries were liable, including with respect to the transactions contemplated by this Agreement, or (ii) issue Purchaser a certificate stating that no amount is due.

                                    ARTICLE X
                             TERMINATION AND WAIVER

         10.1 Termination. In the event of termination by Purchaser or Stockholder pursuant to Section 10.1, written notice thereof stating the provision of Section 10.1 pursuant to which such termination is made shall promptly be given to the other parties hereto. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the
Closing:

                  (a) by the mutual written consent of the Stockholder, the Company and the Purchaser;

                  (b) by the Stockholder, the Company or the Purchaser, if the Closing shall not have occurred prior to 12:00 p.m. California time on December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure or whose Affiliate's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

                  (c) by the Stockholder, the Company or the Purchaser if the Bankruptcy Court denies the Bid Procedures Motion, the Financing Motion or the Sale Motion;

                  (d) by Stockholder or the Company, if Purchaser fail to fund any amounts in accordance with the terms of the Financing Agreement and such failure is not cured within three (3) Business Days after the Purchaser receives written notice thereof by the Stockholder or the Company;

                  (e) by the Stockholder, the Company or the Purchaser, if there shall have been enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order, judgment, decree, injunction or other order of any Governmental Authority of competent jurisdiction which is in effect and which has the effect of making the Acquisition illegal or otherwise permanently restraining, enjoining or otherwise prohibiting the Sellers or the Purchaser from consummating the Acquisition, and such Law, rule, regulation, executive order, judgment, decree, injunction or other order shall have become final and nonappealable;

                  (f) by the Purchaser if (i) there has been a breach of any representation, warranty, covenant or agreement of any of the Stockholder or the Company contained in this Agreement, or if any representation or warranty of any of the Stockholder or the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach or untruth is not curable by the Stockholder or the Company or if curable has not been cured within twenty (20) days after the Stockholder receives written notice thereof from the Purchaser or (ii) there has been an Event of Default (as defined in the Financing Agreement) which has not been cured prior to any termination;

                  (g) by the Stockholder or the Company if there has been a breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) hereof would not be satisfied and such breach or untruth is not curable by the Purchaser or if curable has not been cured within twenty (20) days after the Purchaser receives written notice thereof from the Stockholder or the Company; or

                  (h) by the Purchaser if any of the following occurs:

                           (i) forty-eight (48) hours pass after the Stockholder
                  or the Company enters into an Acquisition Transaction with a Third Party;

                           (ii) the Bankruptcy Court enters an order approving a
                  bid from a Person other than the Purchaser relating to an Acquisition Proposal;

                           (iii) the Bankruptcy Case is dismissed, is converted
                  to Chapter 7 of the Bankruptcy Code or a Trustee is appointed;

                           (iv) the Bid Procedures Order is not entered by the
                  Bankruptcy Court within 21 days after the Petition Date;

                           (v) the Bid Procedures Order or Financing Order has
                  been entered by the Bankruptcy Court in a form not consistent with the requirements contained in this Agreement;

                           (vi) the Sale Order has not become a Final Order by
                  December 12, 2002;

                           (vii) the Sale Order has been entered by the
                  Bankruptcy Court in a form not consistent with the requirements contained in this Agreement;

                           (viii) the Stockholder or the Company fails to file
                  the Bid Procedures Motion and the Sale Motion on the Petition Date; or

                           (ix) either the Stockholder or the Company shall fail
                  to file the Petition on or before 12:00 noon, local time in Wilmington, Delaware on September 22, 2002, unless the failure to file the Petition on or prior to such time results directly from a failure of Delaware's electronic filing system in which case this Agreement may be terminated by the Purchaser pursuant to this clause (ix) only if the Stockholder or the Company shall fail to file the Petition on or before 8:30 a.m. local time in Wilmington, Delaware on September 23, 2002.

         10.2 Effects of Termination.

                  (a) Subject to Section 10.2(b), in the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto provided that (i) the provisions of Section 6.3 (Confidentiality), the Confidentiality Agreement referenced therein, Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve either party from liability for any fraud or knowing misrepresentation or any willful breach or non-performance of any of its covenants or agreements under this Agreement prior to such termination.

                  (b) Notwithstanding the provisions of Section 10.2(a), (x) upon any termination pursuant to Sections 10.1(c), (f), (h)(i), (h)(ii),
(h)(viii) or (h)(ix), the Stockholder or the Company will within three Business Days following notice of such termination pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser the Break-Up Fee or (y) upon any other termination (other than pursuant to Section 10.1(g)), (A) the Stockholder or the Company will, in the case of termination by the Purchaser, within three Business Days following notice of such termination or, in the case of termination by the Stockholder or the Company, prior to such termination, pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser $3,000,000 (the "Expense Payment") as payment in full of the Purchaser's costs and expenses in connection with the transactions contemplated by this Agreement and (B) if within 12 months after the date of such termination the Stockholder or the Company consummates a transaction that constitutes a Competing Proposal, the Stockholder or the Company will, prior to the consummation of such transaction, pay to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser the Break-Up Fee less the Expense Amount, to the extent previously paid. If the Stockholder or the Company shall fail to pay the Break-Up Fee or the Expense Payment due hereunder, the Stockholder or the Company shall pay the costs and expenses of the Purchaser in connection with any action, including the filing of any lawsuit or other legal Action, taken to collect payment, together with interest on the amount unpaid at the Specified Rate from the date such amounts were required to be paid until payment in full. The Stockholder and the Company shall be jointly and severally liable for the payment of any Break-Up Fee or the Expense Payment and other amounts due under this Section 10.1(b). The Stockholder and the Company agree and acknowledge that the provisions in this Agreement for the payments contemplated by this Section 10.2(b) and the procedures embodied in Sections 6.4 and 6.5 hereof were material inducements for, and conditions, of the Purchaser's entry into this Agreement. The Stockholder and the Company agree and acknowledge that the Purchaser has, in reliance on the availability of the payment, reimbursement and procedures set forth in this Agreement, researched the value of the Purchased Assets, has expended and will expend substantial resources and funds in connection with a purchase of the Purchased Assets, and is willing to enter into the Financing Agreement and to serve as a "stalking horse" in connection with the proposed sale of the Purchased Assets or the Business for purposes of promoting competitive bidding that otherwise would not have been made. The Stockholder and the Company acknowledge that the Purchaser has, by submitting the bid embodied in this Agreement, provided a benefit to the Stockholder's and the Company's estate by increasing the likelihood that the price at which the Purchased Assets or the Business is sold or otherwise disposed will reflect their true worth and that absent authorization of the payments contemplated by this Section 10.2(b), the Stockholder and the Company may lose the opportunity to obtain the highest and best available offer in respect of the Purchased Assets or the Business.

                  (c) The Purchaser's right to payment of the Break-Up Fee and the Expense Payment and costs and expenses described in Section 10.2(b) shall have priority administrative claim status in the Bankruptcy Case pursuant to
Section 507(b) of the Bankruptcy Code and shall be deemed to be an authorized draw under the Financing Agreement and the Purchaser shall be afforded all protection thereunder.

         10.3 Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any

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inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, brokers, investment bankers, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, the Purchaser and the Stockholder will each be responsible for one-half of all filing fees payable in connection with any Pre-Merger Notification or similar filings made by the parties hereto pursuant to the HSR Act.

         11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made and shall be deemed to have been duly given or made if delivered in person by courier service, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

                  (a) if to the Stockholder or the Company:

                           Peregrine Systems, Inc.
                           3611 Valley Centre Drive
                           Floor 5
                           San Diego, California 92130
                           Fax: 858-481-1751
                           Attention: General Counsel

                           with a copy to:

                           Heller Ehrman White & McAuliffe LLP
                           333 Bush Street
                           San Francisco, CA 94104-2878
                           Attention: James C. Olson, Esq.
                           Fax: (415) 772-6268

                  (b) if to the Purchaser:

                           BMC Software, Inc.
                           2101 City West Boulevard
                           Houston, Texas 77042
                           Fax: 713-918-8000
                           Attention: General Counsel

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         Notice by telecopy will be deemed delivered on the first Business Day after the date the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set forth above will be deemed received three Business Days after the same is postmarked.

         11.3 Public Announcements. The Purchaser and the Stockholder will consult with each other before issuing any press release or otherwise making any public announcement regarding the transactions contemplated by the Acquisition Documents and will not issue any such press release or make any such public announcement prior to such consultation or with providing the other party with a reasonable opportunity to comment on any such press release or written public announcement prior to its release.

         11.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.5 Severability. In the event that any provision of this Agreement or the application thereof becomes, or is declared by a court of competent jurisdiction to be, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         11.6 Entire Agreement. This Agreement and any schedules or exhibits hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, by and between, the parties with respect to the subject matter hereof and except as otherwise expressly provided herein.

         11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise. Notwithstanding the foregoing, the Purchaser may assign all of the rights and obligations under the Acquisition Documents to any wholly-owned subsidiary as long as the Purchaser remains ultimately liable for all of the Purchaser's obligations hereunder.

         11.8 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         11.9 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Purchaser and the Stockholder.

         11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to any conflict or choice of law principles that would apply the substantive law of some other jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or federal court sitting in the City of Wilmington, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive and agree not to assert any defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, upon filing the Bankruptcy Case, the Bankruptcy Court shall have exclusive jurisdiction over all disputes arising under or in connection with this Agreement, the Confidentiality Agreement or any Acquisition Document, and each party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the Bankruptcy Court for such purposes.

         11.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF THE COMPANY, STOCKHOLDER OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.

         11.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         11.13 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         11.14 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any Court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 11.14 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         11.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

                  [Remainder of Page Intentionally Left Blank]



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         IN WITNESS WHEREOF, the Company, the Stockholder and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       BMC SOFTWARE, INC.

                                       By /s/ ROBERT H. WHILDEN, JR.

                                       Name: Robert H. Whilden, Jr.

                                       Title: Senior Vice President and General
                                       Counsel



                                       PEREGRINE SYSTEMS, INC.

                                       By /s/ GARY G. GREENFIELD

                                       Name: Gary G. Greenfield

                                       Title: CEO



                                       PEREGRINE REMEDY, INC.

                                       By /s/ GARY G. GREENFIELD

                                       Name: Gary G. Greenfield

                                       Title: President